EXHIBIT (c)(viii)

Queensland Treasury Corporation Annual Report for the Fiscal Year Ended June 30, 2026

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the beliefs and expectations of Queensland Treasury Corporation (“QTC”) or the State of Queensland (the “State” or “Queensland”), are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither QTC nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although QTC and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•

the effect of natural disasters, epidemics and geopolitical events, such as the Russian invasion of Ukraine and the conflicts in the Middle East, including their impact on global energy supply and prices;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(viii)-1

QUEENSLAND
TREASURY
CORPORATION

ANNUAL REPORT

2025–26

ANNUAL REPORT 2025-26

Acknowledgement of Country

QTC acknowledges the Aboriginal and Torres Strait Islander ancestors of this land, their spirits and their legacy. The foundations laid by these ancestors—of the First Nations peoples—give strength, inspiration and courage to current and future generations towards creating a better Queensland.

Artwork: ‘Walking With Purpose’ artwork by David Williams of Gilimbaa.

CONTENTS

Letter of compliance	2

Queensland Treasury Corporation	3

Role and responsibilities	4

Year in review	5

Chair’s report	6

Chief Executive Officer’s report	8

Funding, debt and treasury management	10

Consulting and capability development	13

Advisory solutions and expertise	15

Operational excellence	16

Great place to work	17

Risk mindset	18

Environmental, social and governance commitment	19

Corporate governance	20

Financial Statements	26–69

Appendices	70

Appendix A - Statutory and mandatory disclosures	71

Appendix B - Glossary	72

Appendix C - Compliance checklist	73

Appendix D - Contacts	74

Turrbal Country (Meanjin)

Level 30, 111 Eagle Street

Brisbane Queensland Australia

Telephone:  +61 7 3842 4600

Email:    enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online)

are available on QTC’s website.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	1

27 August 2026

The Honourable David Janetzki MP

Treasurer, Minister for Energy and Minister for Home Ownership

GPO Box 611

Brisbane QLD 4001

Dear Treasurer

I am pleased to submit for presentation to the Parliament the Annual Report 2025–26 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

•	the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2019, and

•	the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found on page 73 of this Annual Report.

Yours sincerely

Steve Johnston

Chair

LEVEL 30, 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600

2	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

QUEENSLAND TREASURY CORPORATION

Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position of the State. It also manages and minimises financial risks in the Queensland public sector. Established under the Queensland Treasury Corporation Act 1988 (QTC Act), QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

Purpose

We create value for all Queenslanders through our trusted expertise.

Vision

A world-class financial partner of government.

Values

IMPACT We make a difference Purpose, value and continuous improvement guide how we prioritise, define success and use resources.	INTEGRITY We are accountable Reliability, consistency and humility guide how we commit, follow through, speak up and learn.	RESPECT We work well together Consideration and curiosity guide how we collaborate, listen, include others and recognise contributions.

Strategic pillars

To serve Queensland and our clients we will:

FORTIFY - Funding, debt and treasury management To deliver on the State’s growing needs in a dynamic market.

SCALE - Consulting and capability development To deliver high-quality cost-effective consulting services and increase public sector capability.

FOCUS - Advisory solutions and expertise To deliver expert analysis and advice, supporting government priorities.

Our client services are enabled by:

Operational excellence An efficient and flexible organisation that leverages technology and reduces complexity.

Great place to work A collaborative and inclusive workplace where leaders drive performance and develop talent.

Risk mindset A leader in risk management within public-sector finance.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	3

ROLE AND RESPONSIBILITIES

At QTC, we are committed to protecting and advancing the financial interests of Queensland.

QTC is the central financing authority for the Queensland Government and provides financial resources and services for the State. We manage the State’s funding program in global capital markets to deliver sustainable and cost-effective borrowings for the Queensland Government—principally through Queensland Treasury. Our clients also include Queensland Government Owned Corporations (GOCs), departments, agencies, local governments, and other entities such as universities.

With a statutory role to advance the financial interests and development of the State, we work closely with Queensland Treasury and other clients to deliver financial, economic and social outcomes. This includes the development of innovative, long-term solutions that contribute to the growth of Queensland’s economy.

We protect Queensland’s financial interests and deliver better financial outcomes by centralising the management of our clients’ borrowings, cash investments, and financial risks. We also work closely with our clients on their financial exposures, to identify opportunities to minimise costs and risks, and maximise outcomes.

4	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

YEAR IN REVIEW

Creating value for all Queenslanders through trusted expertise
$32.5B the State’s borrowing requirement completed ahead of schedule, supporting government priorities and infrastructure delivery.	$23.3B in new client borrowings delivered through QTC funding solutions.

~$98B in payments facilitated through proactive cash centralisation, ensuring sufficient liquidity to support the Queensland Government’s daily operational requirements.	$14.5M estimated client savings delivered through foreign exchange services.

$105.7M operating profit after tax from capital markets operations.	$465B in transaction volume settled with zero cost of errors.

>>	Australia’s largest sub-sovereign green bond issuer, with $15.7 billion in green bonds outstanding.

>>	Supporting Queensland’s public sector through strategic, financial and commercial advice to Queensland Treasury, GOCs and local governments.

>>	Building the financial capability of Queensland’s public sector through practical training and education services.

>>	Queensland Government Consulting Services (QGCS) established to support the Queensland Government’s commitment to reduce reliance on external consultants and transfer skills to the State’s public sector.

Figures as of 30 June 2026. All amounts in AUD.

NOOSA QUEENSLAND, AUSTRALIA

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	5

STEVE JOHNSTON

CHAIR

“QTC completed the State’s $32.5 billion indicative term debt borrowing requirement ahead of schedule while continuing to diversify funding sources and expand its investor base across domestic and international markets.”

CHAIR’S REPORT

In 2025–26, Queensland Treasury Corporation continued to play an important role in supporting Queensland’s financial strength, resilience and long-term prosperity.

Against a backdrop of ongoing economic uncertainty, evolving market conditions and increasing expectations of the public sector, QTC continued to provide trusted specialist expertise to support government decision-making and deliver value for Queenslanders. Through its unique role as the State’s central financing authority and financial services provider, QTC continues to make an important contribution to Queensland’s economic and fiscal wellbeing.

The Board’s focus throughout the year was to ensure QTC remained well positioned to support the State’s financial and community objectives while maintaining strong governance, financial discipline and organisational resilience.

A significant achievement during the year was the successful execution of Queensland’s borrowing program. QTC completed the State’s $32.5 billion indicative term debt borrowing requirement ahead of schedule while continuing to diversify funding sources and expand its investor base across domestic and international markets. These outcomes reinforce Queensland’s strong standing in global capital markets and reflect the confidence investors continue to place in both the State and QTC.

While funding remains central to QTC’s role, the organisation’s contribution extends well beyond capital markets. Throughout the year, QTC continued to support Queensland’s public sector through advisory, treasury management, consulting and education services. These activities strengthened capability across government, supported informed decision-making and contributed to improved outcomes for Queenslanders.

Maintaining strong governance and a positive risk culture remained a key priority for the Board. During the year, QTC continued to strengthen its enterprise risk management, compliance and operational resilience capabilities. In an increasingly complex environment, these foundations are essential to maintaining trust and ensuring the organisation can continue to deliver critical services while safeguarding the State’s financial interests.

The Board also recognises that organisational capability is critical to QTC’s long-term success. Continued investment in leadership, workforce capability and culture helps ensure the organisation remains well positioned to meet the evolving needs of clients and stakeholders and deliver sustainable value into the future.

6	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

“With strong foundations, robust governance and a clear strategic direction, QTC is well positioned to continue supporting Queensland’s prosperity and delivering value for Queenslanders.”

As part of its stewardship role, the Board approved QTC’s Strategic Plan 2026–2030. The plan will help guide the organisation’s future priorities and support its continued contribution to Queensland’s economic and fiscal wellbeing.

During the year, the Board also underwent a period of renewal. We welcomed new directors whose experience and perspectives further strengthen the breadth of expertise available to QTC. I extend my sincere thanks to those directors who concluded their service during the year. Their contribution and stewardship have helped position the organisation strongly for the future.

On behalf of the Board, I thank Simon Ling, the Executive Leadership Team and all QTC employees for their professionalism, expertise and commitment. I also thank our clients, investors, stakeholders and partners for their continued confidence and support.

As we look ahead, the Board remains confident in QTC’s future. With strong foundations, robust governance and a clear strategic direction, QTC is well positioned to continue supporting Queensland’s prosperity and delivering value for Queenslanders.

STEVE JOHNSTON

Chair

27 August 2026

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	7

SIMON LING

CHIEF EXECUTIVE OFFICER

“During 2025–26, QTC delivered strong results across all areas of the organisation while continuing to strengthen our capability, services and impact.”

CHIEF EXECUTIVE OFFICER’S REPORT

At QTC, we create value for all Queenslanders through our trusted expertise.

Every day, our people bring this purpose to life by supporting government, clients and stakeholders through funding, treasury management, advisory services, consulting, education and financial risk management. By combining deep technical expertise with a strong understanding of the public sector, we help clients make informed decisions, build capability and deliver better outcomes for Queensland communities.

During 2025–26, QTC delivered strong results across all areas of the organisation while continuing to strengthen our capability, services and impact.

A major focus throughout the year was the successful delivery of Queensland’s funding program. In 2025–26, QTC completed the State’s $32.5 billion indicative term debt borrowing program on 13 May 2026, ahead of schedule. Additional issuance and liability management activities contributed a further $4.75 billion towards the 2026–27 program. We continued to diversify funding sources and expand our domestic and international investor base, maintaining reliable and cost-effective access to capital while strengthening Queensland’s position in global financial markets.

QTC also reinforced its position as Australia’s largest sub-sovereign green bond issuer, contributing to the continued growth of sustainable finance markets.

Our funding, debt and treasury management activities continued to deliver significant value for clients. During the year, QTC delivered $23.3 billion in new client borrowings, facilitated approximately $98 billion in cash management centralisation on behalf of government and provided foreign exchange and commodity services that helped clients manage risk and improve financial outcomes. Through wholesale pricing and a cost-recovery approach, our foreign exchange services delivered estimated savings of $14.5 million for clients compared with client-accessible market rates.

QTC reported an operating profit after tax from its capital markets operations of $105.7 million (2024–25: $126.6 million). This outcome was supported by effective liquidity management, which generated a positive 26 basis points in net returns. Expenditure was also closely managed within approved limits.

QTC’s net asset balance of $681 million demonstrates its strong financial position with retained earnings closely monitored. In addition, QTC’s net earnings have contributed to the payment of $590 million in dividends to the State over the past five years.

QTC also continued to support government priorities through its advisory solutions and expertise. Across infrastructure, energy, housing, investment and social

8	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

services, our teams provided commercial, financial and strategic advice to help clients navigate complex decisions and maximise value from public sector investments and initiatives. Through this work, QTC contributed to economic, fiscal and social outcomes that benefit Queenslanders.

One example was assisting Queensland Treasury with the delivery and ongoing management of the Boost to Buy home ownership scheme, which opened to eligible first home buyers in December 2025.

Consulting and capability development remained a major area of focus. Following establishment on 1 July 2025, Queensland Government Consulting Services (QGCS) scaled up during its first year of operation, supporting agencies through strategic, analytical and commercial engagements while embedding skills transfer into project delivery. QTC Education also expanded its reach across Queensland’s public sector, helping strengthen financial literacy, commercial capability and decision-making. Together, these activities support stronger capability across government and create lasting value for clients.

Our success in delivering these outcomes is underpinned by strong organisational foundations. Throughout the year, we continued to invest in operational excellence through improvements to technology, systems and processes, while further strengthening organisational capability. We also enhanced enterprise risk management, operational resilience, compliance and assurance frameworks, helping ensure QTC remains agile, resilient and well positioned to support clients in a rapidly changing environment.

During the year, QTC progressed the first phase of its People Strategy
2025–29, establishing a strong foundation for the future through targeted focus on culture, leadership development, capability building, wellbeing and inclusion. The strategy reflects our belief that a great workplace is critical to delivering exceptional outcomes for clients and stakeholders. By continuing to foster an inclusive, purpose-led environment where people can thrive, QTC is well positioned to attract, develop and retain the talent needed for future success.

QTC finalised its Strategic Plan 2026–2030. Building on the organisation’s strong foundations, the plan provides a clear direction for the future and will help guide the continued evolution of QTC’s services, capabilities and expertise in support of government, clients and Queenslanders.

I thank our clients, investors, stakeholders and partners for their continued trust and collaboration. Most importantly, I thank all QTC employees for their expertise, professionalism and commitment throughout the year.

Together, we remain focused on delivering trusted expertise, supporting government and creating value for Queenslanders.

S LING

Chief Executive Officer

27 August 2026

“Together, we remain focused on delivering trusted expertise, supporting government and creating value for Queenslanders.”

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	9

FUNDING, DEBT AND TREASURY MANAGEMENT

In 2025–26, QTC completed the State’s $32.5 billion indicative term debt borrowing program on 13 May 2026, ahead of schedule, and through its additional issuance and liability management activities contributed a further $4.75 billion towards the 2026–27 program. QTC continued to attract a diversified investor base, supported by the establishment of seven new bond lines, and delivered treasury management, financial risk and advisory services to government clients across borrowing, investment, capital structure and infrastructure funding decisions.

Meeting the State’s funding requirements

QTC is an established bond issuer in global fixed-income markets and raises the funds needed by the State each year, with its bond issues consistently oversubscribed.

On 24 June 2025, following the release of the 2025–26 State Budget, QTC announced it would raise $33.5 billion to meet the State’s term debt borrowing requirement.

On 15 December 2025, the requirement was decreased by $1 billion to $32.5 billion, following the Queensland Mid-Year Fiscal and Economic Review (MYFER).

QTC met its borrowing requirement of $32.5 billion and contributed an additional $4.75 billion towards the 2026–27 program. QTC continued to adhere to a disciplined approach to issuance with over 75 per cent of issuance via public format including syndication and tenders.

In 2025–26, QTC maintained the State’s strong liquidity position, which supported the State’s credit rating and provided reserves during periods of market volatility.

QTC’s well-managed funding program and reputation for high-quality debt issuance enabled Queensland to attract a broad and diverse investor base, including new investors, to secure the necessary funds at cost-effective rates. To support this, QTC offered a wide range of high-quality financial instruments aligned with investor needs.

2025–26 funding highlights included seven new bond lines:

∎	AUD3 billion August 2038 benchmark bond

∎	AUD2 billion March 2036 green bond

∎	EUR1.5 billion March 2036 benchmark bond

∎	CHF165 million June 2041 bond

∎	AUD1.5 billion November 2029 floating rate note

∎	AUD2.35 billion November 2030 floating rate note

∎	AUD2 billion November 2031 floating rate note

On 23 June 2026, QTC announced its indicative $28.7 billion term debt borrowing requirement for 2026–27.

Funding performance

QTC’s proactive management of the State’s borrowing program and clients’ funding requirements continued to focus on smoothing the maturity profile of debt on issue. All fixed rate debt issued in 2025–26 was in maturities 2030 and longer.

Over the financial year, QTC kept the market informed with open and transparent information on funding activity. This included regular market engagements through the Funding and Markets Division, digital communication channels, virtual and face-to-face meetings and events. QTC’s funding strategy continued to support its commitment to a diverse range of funding sources, complementing its core AUD benchmark bonds and offering investors flexibility in their investment options.

Sustainable finance

Since 2017, QTC has contributed to the ongoing development of Australia’s sustainable finance market. As at 30 June 2026, QTC remained the largest sub-sovereign Australian dollar green bond issuer with approximately $15.7 billion total outstandings across six green bond lines.

Complementing QTC’s benchmark bond lines, green bonds supported diversification of QTC’s funding mix and investor base. This financial year, QTC issued a new $2 billion 10 March 2036 green bond under its new Sustainable Bond Framework, with an additional $600 million face value* added to the maturity via tender.

Funding instruments

QTC has a diverse range of funding instruments in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt instruments, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2026, QTC’s total debt outstanding was approximately $187.1 billion at face value*.

In March 2026, QTC issued a EUR1.5 billion 10-year benchmark bond via syndication. This was the second time QTC had issued a benchmark bond denominated in euros. QTC also issued a 15-year CHF165 million bond, the first time QTC had issued in the Swiss market in 15 years. Long-term debt instruments available under QTC’s funding programs include Australian dollar denominated bonds (benchmark and non-benchmark) as well as multi-currency Euro Medium Term Notes (MTN) and United States MTN. Short-term instruments include domestic treasury notes, Euro Commercial Paper (CP) and US CP.

*Face value is the dollar amount due to investors once a bond reaches maturity.

10	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Debt management

A total of $23.3 billion in new client borrowings was delivered across 2025–26. QTC worked closely with clients to structure these borrowings prudently and align with their risk objectives. Treasury Management teams maintain deep engagement with clients to understand their needs and ensure onlendings are delivered effectively, balancing cost and risk.

Loans to clients

	TOTAL DEBT OUTSTANDING (FAIR VALUE)	TOTAL DEBT OUTSTANDING (FAIR VALUE)
	30 JUNE 26	30 JUNE 25
	A$‘000	A$‘000

Government Departments	76,037,326	60,611,338

Government Owned Corporations	34,427,179	33,047,844

Statutory Bodies[1]	19,797,058	19,586,085

Local Government	6,950,738	6,977,277

Other Entities	351,604	408,626

Total	137,563,905	120,631,170

1 Includes Queensland water entities, universities, grammar schools and water boards.

Cash management

QTC continued to manage the general government’s daily cash requirements, ensuring sufficient liquidity in agency bank accounts to smooth timing differences between revenue receipts and payments. In 2025–26, approximately $98 billion in payments was facilitated through proactive cash management.

The Cash Fund remained underpinned by a high-quality investment portfolio, with 100 per cent of investments rated ‘A-’ or higher by S&P Global Ratings as at 30 June 2026. The Fund continued to provide clients with reliable liquidity while prudently managing money market and term investments through a volatile interest rate and credit spread environment. For the 2025–26 financial year, the Cash Fund delivered a total return of 4.48 per cent for clients.

Foreign exchange

In 2025–26, QTC’s client dealing desk, including its online platform, processed AUD1.4 billion in FX via circa 4,400 separate transactions. Through wholesale pricing and a cost recovery approach, this is estimated to have saved clients AUD14.5 million compared to client accessible market rates. Education services also continued to be rolled out across the government sector, strengthening capability in managing FX risks, particularly in procurement contracts.

Carbon and commodities

QTC completed its first commodity transaction in 2025–26 since relaunching this offering. In addition, oversubscribed workshops and education programs facilitated by QTC have highlighted the financial risks associated with goods and services procurement across the State.

Economic research

In 2025–26, QTC delivered a range of economic research services to its clients. These services encompassed regular publications and topical research, in-person presentations and webinars, as well as additional support like highlighting research pertinent to clients’ areas of operations and addressing inquiries or requests.

Assistance for Government Owned Corporations and other statutory entities

During the period, QTC assisted GOCs and other statutory entities with risk management, financial advisory, forecasting, capital structure and debt strategies, and regulated debt advice.

Services for Queensland’s local government sector

During the period, QTC also delivered treasury management services to the local government sector, including the provision of debt and investment advice and transactional services support.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	11

“The second euro benchmark issue in March 2026 reinforced QTC’s commitment to the market, supporting the development of a benchmark curve and strengthening long-term relationships with global investors.”

CASE STUDY

Expanding QTC’s global investor base

QTC continued to advance its funding in EUR during the financial year with the issuance of a EUR1.5 billion 10-year euro-denominated benchmark bond, its second benchmark-size transaction in euros.

The transaction built on QTC’s inaugural euro benchmark bond, priced in May 2025. As the first foreign-currency benchmark bond in the Australian semi-government sector, QTC’s inaugural EUR1.25 billion 2035 bond was an important milestone in broadening QTC’s global investor base.

The second euro benchmark issue in March 2026 reinforced QTC’s commitment to the market, supporting the development of a benchmark curve and strengthening long-term relationships with global investors.

The EUR1.5 billion transaction was well supported, with final order books closing at approximately EUR5.5 billion. The issue further expanded QTC’s investor base, with a number of new investors participating who had been waiting to see QTC return as a repeat issuer.

Non-AUD issuance forms an important part of QTC’s long-term funding strategy, helping to diversify funding sources. Access to international capital markets provides funding flexibility and enhances QTC’s ability to secure funding across a range of market conditions.

Investor statistics – QTC’s new EUR1.5 billion

2036 benchmark bond

Source: Queensland Treasury Corporation; figures are rounded.

12	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

CONSULTING AND CAPABILITY DEVELOPMENT

Queensland Government Consulting Services

QGCS was established in QTC on 1 July 2025 to support the Queensland Government’s commitment to reduce reliance on external consultants, and transfer skills to Queensland’s public sector. QGCS is one part of the government’s strategy to achieve these commitments.

Over the period following establishment, QGCS scaled up its consulting capability and service offerings. This supported work that would otherwise have been outsourced by the public sector, to external consultants.

Consulting services spanned strategy, policy analysis, commercial and transaction support, aligned to Queensland Government priorities. Clients included key front-line agencies providing critical services for Queensland.

The division is supporting government’s commitment to build capability by delivering skills transfer through a number of mechanisms including:

∎	designing deliverables and processes that enable clients to apply their learning, including through workshops

∎	developing reusable collateral so key methodologies, tools and intellectual property are retained within government

∎	QGCS staff working alongside departmental officers, providing shadowing opportunities and applying skills transfer through day-to-day collaboration

∎	drawing on QTC Education, where appropriate, to deliver targeted learning aligned to client needs. An example of this is course work in financial modelling skills.

QGCS is experiencing strong demand, with an increasing volume of project requests from departments alongside enquiries from GOCs and statutory entities, reflecting growing awareness and traction across the public sector.

QGCS charges its clients on a cost reflective basis. In the division’s first year of operation, fee income was $2.6 million. The amount of $15 million was allocated to support the establishment of QGCS. QGCS drew down $2.7 million of these funds in 2025–26. QGCS intends to draw down funds only as needed and may not need the full $15 million of the establishment funds.

Departments engage QGCS services through the whole of government Contractor and Consultant Engagement Framework.

QTC Education: enhancing financial capability in Queensland’s public sector

Over the period, QTC Education enhanced financial decision-making across the Queensland public sector through education services delivered in partnership with world-class providers. Since its relaunch in June 2025, QTC Education has rapidly expanded its reach, delivering a range of financial literacy topics through open courses available to all Queensland public sector employees, and tailored training for government entities and agencies. Participant feedback was exceptional.

A key highlight was a joint education initiative with the Department of Local Government, Water and Volunteers (DLGWV), delivered to mayors, councillors and council staff across Queensland. QTC also supported new and returning learners to gain insights into economic trends and other financial topics through QTC Education’s webinar series.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	13

“More than 44 councils participated in the QTC Education program during 2025–26, reflecting strong demand for financial education and consistently high participant satisfaction.”

CASE STUDY

Driving stronger financial outcomes for the State at a local level

Queensland councils are navigating a more complex operating environment, balancing rising community expectations with financial sustainability, asset stewardship and long-term service planning. To support this, QTC Education in partnership with the DLGWV, set out to strengthen capability at the point where critical decisions are made.

A targeted education initiative was delivered for local government employees and elected members, focused on practical, role-relevant learning. This included short courses in service planning, financial management and infrastructure asset management, designed specifically for council environments.

Courses were developed with real operating conditions in mind to build skills that can be directly applied in day-to-day decision-making. This involved combining applied content, relevant case studies and flexible delivery formats to enable participation across geographically dispersed councils.

The initiative delivered strong results. More than 44 councils participated in the QTC Education program during 2025–26, reflecting strong demand for financial education and consistently high participant satisfaction.

Feedback highlighted tangible benefits, with QTC Education program course participants reporting increased knowledge, confidence and capability to make informed decisions for their communities.

This work strengthened local leadership capability and supported better, more sustainable outcomes for Queensland communities.

14	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

ADVISORY SOLUTIONS AND EXPERTISE

In 2025–26, QTC’s Advisory Division supported Queensland Treasury and other key clients, providing trusted expertise to create value for Queensland. The division’s work aligns with the government’s priorities to maximise fiscal, economic and social outcomes, contribute to more informed decision-making and enhance Queensland’s prosperity.

Key priority areas included energy, infrastructure, investment, home ownership and social services. Highlights included:

∎	financial and risk advice – assisted Queensland Treasury with key projects including financial analysis of government GST revenues, investment due diligence advice on high-priority projects, and the establishment of the Office of Social Impact and several underlying funds.

∎	capital program – continued to assist Queensland Treasury and the Department of State Development, Infrastructure and Planning with a coordinated program of work to help further inform and manage the whole-of-government capital program.

∎	home ownership – assisted Queensland Treasury with the delivery and ongoing management of the Boost to Buy home ownership scheme, which opened to eligible first home buyers in December 2025.

QTC delivered a broad range of financial advisory assignments with local governments and GOCs that supported these entities to deliver sound investment, manage risks, increase efficiencies and deliver broader social and economic outcomes. Highlights included:

∎	GOCs – QTC delivered timely and impactful commercial advice to Queensland Treasury, shareholding departments and government businesses with insights into financial performance, analysis of corporate plan forecasts and identification of key risks for the businesses and their industries. This included detailed annual borrowing assessments and credit reviews, as well as funding options analysis for large infrastructure projects.

∎	energy – supported Queensland Treasury’s preparation of the Queensland Energy Roadmap and continued to contribute to informing Queensland’s energy system through market modelling, analysis and research.

∎	local government – supported the financial sustainability of the local government sector as financier and through treasury management, advisory and education services.

Fostering strong relationships with local government

QTC continued to work closely with State Government, local government and key stakeholders to support the delivery of financially sustainable outcomes for councils. In 2025–26 QTC delivered services to the local government sector such as:

∎	treasury management services including debt and investment advice

∎	advisory services, including the provision of financial management, risk management and capital project planning and prioritisation assistance, to support local governments’ financial sustainability and sector capability, and

∎	education services and capability uplift training via our joint initiative with DLGWV for Elected Members, and council and department staff across the 2025–26 financial year.

During the period, QTC supported DLGWV’s annual Finance Officer Network program, presenting at all eight of these regional forums.

QTC delivered a program of economic updates throughout the year, as well as contributed to sector events for the Local Government Association of Queensland (LGAQ) and Local Government Finance Professionals (LGFP).

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	15

OPERATIONAL EXCELLENCE

During 2025–26, QTC continued to strengthen its operations through investment in technology, data, and business processes. Initiatives were delivered to simplify ways of working, enhance operational resilience and strengthen decision-making, improving organisational efficiency and supporting delivery of client and government outcomes.

Technology, data and digital enablement

QTC accelerated implementation of its Data and Technology Strategy, strengthening enterprise data management and enhancing digital capabilities across the organisation, including the following initiatives:

∎	established the Unified Data Program, embedding data as a strategic asset, lifting data governance maturity and expanding the use of analytics and digital tools to improve productivity, decision-making and innovation

∎	continued investment in QTC’s cyber resilience, strengthening security controls and uplifting organisation preparedness, and

∎	matured QTC’s data and technology operating model, including centralisation of services, focused on improving stability, efficiency and business outcomes.

These initiatives strengthened QTC’s ability to respond to evolving client and business needs by improving access to data and digital capability. In collaboration with technology and delivery partners, QTC leveraged external expertise and industry perspectives to challenge existing practices, identify improvement opportunities and accelerate adoption of contemporary operating models and technologies.

QTC progressed the practical adoption of artificial intelligence (AI), supported by governance arrangements, defined guardrails and targeted workforce capability initiatives. This ensured AI was adopted in a responsible, transparent and risk-informed manner while enabling employees to explore new ways to improve productivity, efficiency and service delivery.

Enterprise resilience and service continuity

Throughout the year, QTC maintained high levels of technology and operational resilience and service continuity while supporting the State’s funding program, responding to changing client needs and delivering major organisational initiatives. Strong governance, business continuity and risk management practices ensured critical services remained available and responsive, reinforcing confidence in QTC’s ability to support clients and government priorities in a dynamic operating environment.

Operational performance and financial stewardship

QTC maintained a strong focus on operational excellence across its core activities. During the year, QTC successfully settled $465 billion in transactions and facilitated more than 47,000 trades.

Operations supported the implementation of new financial products and investment instruments within core treasury systems and continued to optimise processes across key business activities. By leveraging automation, refining workflows and enhancing controls settings, the business was able to simplify operations, reduce manual effort and strengthened operational resilience.

The finance function continued to strengthen financial control, governance and reporting processes. Focus on audit readiness, control effectiveness and process optimisation supported reliable financial reporting and compliance with statutory and regulatory obligations.

Enhanced financial modelling, business intelligence dashboards and self-service reporting solutions strengthened access to timely, data-driven insights, supporting more informed decision-making across the organisation.

Procurement improvement

QTC continued its focus on simplifying processes and improving efficiency through targeted business improvement initiatives. The Procurement Improvement Program implemented a centre-led operating model, simplified procurement processes, enhanced procurement and contract management workflows, and delivered a vendor management framework aligned to leading practices across industry and regulatory guidance.

These improvements continue to strengthen and mature the procurement function, ensuring strong governance, improved supplier management, value-for-money outcomes, and consistent procurement practices across the organisation.

Change portfolio

QTC’s change portfolio continued to strengthen organisational capability, foster innovation and support strategic priorities. Delivered by cross-functional teams, initiatives focused on modernising technology platforms, simplifying business processes and improving service delivery.

During the year, initiatives delivered tangible business benefits, including an enhanced physical workplace, improved client service processes, implementation support for the Queensland Government’s Boost to Buy home ownership scheme, and deployment of key establishment systems for QGCS.

Continued maturity of project governance and delivery practices through strengthened portfolio oversight, planning and reporting, providing improved visibility of priorities, risks, resourcing and benefits realisation. This helped ensure investment decisions remained aligned to strategic priorities and delivered tangible value to clients, government and the organisation.

Collectively, these initiatives reinforced QTC’s commitment to continuous improvement, innovation and operational excellence. By simplifying processes, strengthening controls, leveraging technology and embracing new ways of working, QTC continued to build organisational capability and position itself to deliver greater value for clients, government and stakeholders into the future.

16	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

GREAT PLACE TO WORK

QTC delivered the first 12 months of initiatives under its People Strategy 2025–29, with a focus on strengthening culture, developing leaders, maturing performance and reward practices, promoting wellbeing and safety, and reflecting on its relationships with First Nations peoples.

In 2025–26, QTC delivered the following people-focused initiatives:

∎	Defined a shared organisational culture, including a cultural ambition statement, refreshed organisational values, and behavioural expectations for leaders and team members. This work was developed collaboratively by QTC’s Executive Leadership Team, a cross-organisational employee design group, and the People and Culture Division.

∎	Delivered the organisation’s inaugural Reflect Reconciliation Action Plan (RAP), discussed further in the Environmental, social and governance commitment section of this Annual Report.

∎	Launched the Leading @ QTC program, a rolling 12-month leadership and management development program.

∎	Established leadership communication channels and forums to support clearer information flows and strengthen capability, accountability and organisational trust.

∎	Strengthened performance and remuneration processes, including role benchmarking, cascading corporate KPIs into individual goals, and cross-organisational performance moderation.

∎	Continued to mature the work health and safety (WHS) framework, including establishing a QTC WHS Committee, enhancing risk assessment processes, and developing a new wellbeing framework.

Learning and development initiatives introduced in 2024–25 continued to be embedded and expanded across the organisation. This included refining the corporate professional development program and delivering the second iteration of the QTC Mentoring Program.

Looking ahead to 2026–27, QTC will refresh its Diversity, Equity and Inclusion Strategy and Learning and Development Strategy, expand the Leading @ QTC program, and further strengthen talent, performance, reward and organisational architecture. Work will also continue to embed the target culture and progress Reflect RAP initiatives.

QTC also strengthened policies and practices in response to Australia’s evolving employee relations landscape.

Diversity and wellbeing

QTC’s Diversity, Equity and Inclusion Strategy for 2024–26 was adopted in 2023. The strategy focused on advancing equity outcomes for women, while broadening engagement with other diversity groups.

Key initiatives included:

∎	Introduced an Inclusion Index within the Annual Engagement Survey, expanding its scope to include inclusion, belonging and psychological safety.
∎	Maintained membership of Women in Banking and Finance (WiBF) at silver tier, providing development opportunities for emerging female leaders.

∎	Integrated DEI priorities within QTC’s Sustainability Working Group, particularly across social and governance commitments.

∎	Launched organisational training to support employees experiencing domestic and family violence.

∎	Continued embedding flexible work practices.

∎	Provided ongoing support for mental health and wellbeing, including accredited Mental Health First Aid Officers, wellbeing content, and access to an Employee Assistance Program.

∎	Supported physical health through employee benefits such as Fitness Passport subsidies, influenza vaccinations, ergonomic support, and health screening programs.

∎	Supported financial wellbeing through employee benefits, including CBA Workplace Banking, SG Fleet, and Bupa Health Insurance.

∎	Delivered QTC’s inaugural Reflect RAP, discussed further in the Environmental, social and governance commitment section of this Annual Report.

QTC also increased its focus on recognising days of significance across the organisation, including:

∎	International Women’s Day 2026, through participation in UN Women Australia events, internal sessions with Challenge DV, and women-focused financial wellbeing seminars.

∎	NAIDOC Week 2025 and National Reconciliation Week 2026, including executive-hosted events focused on QTC’s work with Indigenous councils, cultural awareness activities, and the launch of the Reflect RAP.

∎	Mental Health Week 2025, supported by externally facilitated wellbeing seminars and initiatives encouraging employees to prioritise wellbeing time.

∎	Recognition of key awareness days through organisational and employee-led activities, including R U OK? Day 2025, Wear It Purple Day 2025, International Day of Persons with Disabilities 2025, Harmony Day 2026, and International Day Against Homophobia, Biphobia, Intersex Discrimination and Transphobia (IDAHOBIT) 2026.

∎	A new Diversity, Equity and Inclusion Strategy will be developed during 2026–27 in collaboration with QTC employees.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	17

RISK MINDSET

During the period, QTC’s strong risk culture supported informed decision-making, strategy delivery and organisational resilience. With a focus on continuous improvement and emerging risks and opportunities, QTC remained well positioned in a dynamic operating environment.

Corporate risk management and efficiency

Risk management remained a core business priority, supported by a proactive approach to identifying and mitigating risks. Regular assurance was provided to senior leadership and the Board regarding the effective design and operation of key internal controls.

As part of its ongoing commitment to excellence, QTC continued to mature its risk management framework. A comprehensive review of risks, controls and supporting policies was completed to improve clarity and consistency.

Significant progress was made in uplifting operational resilience capability, establishing a clearer, enterprise-wide model for managing disruption risk and maintaining critical operations.

A new, integrated suite of policy, frameworks, standards, and response plans strengthened governance, clarified accountability and improved coordination across business continuity, crisis management and cyber incident response. This work is ongoing and continues to embed resilience within core risk management practices, enhancing QTC’s ability to sustain operations and respond effectively under stress.

QTC’s internal audit program continued to focus on assessing and improving the effectiveness of key controls in managing and mitigating material risks. Improvements were implemented, with Board oversight, to drive efficiency and ensure effective ongoing risk management.

QTC continued to evolve its mandatory compliance training program to ensure employees understand their risks and obligations. New workplace health and safety, discrimination and harassment mandatory learning modules were introduced with tailored content to QTC. In addition, all QTC staff were required to complete mandatory training across core compliance areas, including the Code of Conduct, Insider Trading, Cyber Risk, and Privacy. QTC also delivered tailored market conduct training aligned with Australian Financial Markets Association’s (AFMA) guidelines, reinforcing staff understanding of expected ethical and market conduct.

QTC employees are expected to maintain high standards of integrity and conduct, and to affirm their compliance with QTC’s policies and procedures annually through completion of the Annual Compliance Declaration.

18	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITMENT

QTC’s Sustainable Bond Framework

During 2025–26, QTC updated its Green Bond Framework to a Sustainable Bond Framework as it continued to support the Queensland Government’s commitment to financing green and social economic activities. The updated Framework provides greater flexibility for QTC to issue bonds across green, social and sustainability bond formats.

In May 2026, QTC published its 2026 Sustainable Bond Framework Annual Report, providing information on notionally allocated proceeds against eligible assets, together with asset descriptions and relevant performance indicators. Governance processes, which are set out in QTC’s Sustainable Bond Framework, are aligned with International Capital Market Association (ICMA) principles. Concurrent with the release of the Annual Report, QTC’s asset pool was increased by $3.385 billion through the inclusion of eligible expenditure on assets under development and three newly added assets.

Supporting the Queensland Government Emissions Measurement and Reporting Framework

In partnership with QTC’s education provider, QTC developed a foundational emissions measurement and reporting course to assist government agencies to build organisational capability.

Assisting the Queensland Government to deliver initiatives that support ESG outcomes for Queensland

QTC continued to support Queensland’s energy system through its work with the energy GOCs regarding strategic performance reviews, borrowing assessments, credit reviews and funding advice.

QTC also worked closely with its clients on initiatives that support social outcomes for the State, including projects to support the Queensland Government to address challenges to meet the housing needs of Queenslanders.

Providing QTC clients carbon offsets execution capability

QTC has continued to work with clients seeking to purchase or sell Australian Carbon Credit Units (ACCUs) in the secondary market. Since the capability was launched in 2024–25, QTC has assisted four local councils to sell ACCUs generated from projects linked to landfill waste. Two councils utilised QTC’s Client Dealing Desk to sell nearly 60,000 ACCUs, valued at more than $2 million, in 2025–26.

Enhancing cultural awareness of First Nations Peoples

As identified in the Great place to work section of this Annual Report, QTC launched its inaugural Reflect Reconciliation Action Plan (RAP) during National Reconciliation Week 2026. The RAP was developed by a cross-organisational working group with Executive sponsorship.

The Reflect RAP consists of 37 initiatives that will support QTC to continue its reconciliation work by embedding culturally respectful practices in the way we work, strengthening our relationships with First Nations stakeholders and communities, and ensuring First Nations perspectives are better reflected in our decisions. It includes one organisation-specific initiative focused on reflecting on the unique contributions QTC can make in furthering reconciliation through its operations with Indigenous Councils.

The Reflect RAP also continues and deepens QTC’s ongoing commitment to enhancing employees’ cultural awareness of First Nations peoples, which includes the ongoing recognition of key dates of significance, provision of cultural awareness learning opportunities and strengthened relationships with First Nations suppliers.

Providing organisational contributions that benefit the community

QTC contributed to a range of social and community initiatives in 2025–26, including in a corporate capacity and through employee activities. QTC maintained its organisational relationships with FareShare, a meal relief charity, and Stepping Stone, which supports people living with mental illness with employment opportunities and community connection.

Utilising QTC’s paid community leave day, employees continued to volunteer for organisations such as FareShare.

QTC plans to mature its approach to corporate volunteering and philanthropy over 2026–27.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	19

CORPORATE GOVERNANCE

QTC is committed to maintaining the high standards of governance, transparency and accountability expected in the public sector to support the achievement of QTC’s objectives in accordance with legislative and regulatory obligations, fulfillment of QTC’s purpose and maintenance of the corporation’s sustainability.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated powers to its two Boards:

∎	the Queensland Treasury Corporation Capital Markets Board (the Board), established in 1991 to manage all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

∎	the State Investment Advisory Board (SIAB), established in July 2008 to manage the State’s long-term investment assets.

QTC Capital Markets Board

The Under Treasurer, as QTC’s corporation sole, and the QTC Capital Markets Board have agreed on the terms and administrative arrangements for exercising the powers that the corporation sole has delegated to the Board.

The Board operates in accordance with its charter, which sets out its roles and responsibilities (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are to:

∎	take responsibility for the corporate governance of QTC

∎	set strategic direction, policies and risk appetite

∎	promote and monitor the organisational culture

∎	monitor the implementation of QTC’s strategy

∎	ensure the effectiveness of the risk management framework

∎	monitor QTC’s financial and business performance

∎	ensure compliance with legal and regulatory obligations

∎	ensure integrity of reporting, and

∎	safeguard the reputation of QTC.

The Board typically holds at least seven meetings each year and may, whenever necessary, hold additional meetings.

Board appointments

The Board consists of members appointed by the Governor-in-Council, in accordance with section 10(2) of the QTC Act. Each Board member is selected based on their qualifications, experience, skills, strategic ability, and commitment to contributing to QTC’s performance and achieving its corporate objectives. The Board is composed of a Queensland Treasury ex officio representative and non-executive members.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board decides otherwise, a conflicted Board member may not receive any Board papers, attend meetings, or take part in decisions relating to their declared interests.

Performance and remuneration

To ensure continuous improvement and enhance overall effectiveness, the Board conducts an annual assessment of its performance. Board members’ remuneration is determined by the Governor-in-Council, with details disclosed in QTC’s financial statements.

Board committees

The Board has established four committees, each with its own charter, to assist in overseeing and governing various QTC activities. The complete roles and responsibilities of each committee are outlined in their charters, available on the QTC website.

20	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Funding and Markets Committee

The Funding and Markets Committee assists the Board to fulfill its corporate governance responsibilities related to borrowing, liquidity, onlending, financial risk management and non-debt financial services. The Committee makes strategic recommendations, monitors implementation, and reports to the Board on performance. It also oversees QTC’s financial risk management culture and relevant policies, and ensures compliance with legal and regulatory obligations. The Committee meets at least four times a year and comprises at least three Board members.

People and Culture Committee

The People and Culture Committee assists the Board to fulfill its corporate governance responsibilities related to people, culture, and remuneration. The Committee makes strategic recommendations, monitors implementation, and reports to the Board on performance. It oversees QTC’s organisational culture, values, behaviours and relevant policies, and ensures compliance with legal and regulatory obligations. The Committee also monitors people and culture related risks and key management personnel development and remuneration. The Committee meets at least three times a year and comprises at least three Board members.

Risk and Audit Committee

The Risk and Audit Committee assists the Board to fulfill its corporate governance responsibilities related to QTC’s enterprise risk management framework, compliance, financial reporting and audit. The Committee makes strategic recommendations, monitors implementation, and reports to the Board on performance. It oversees QTC’s risk and control culture and relevant policies, and ensures compliance with legal and regulatory obligations. The Committee meets at least four times a year and comprises at least three Board members.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, approved QTC’s Internal Audit Plan and reviewed the Queensland Audit Office’s External Audit Plan.

Advisory and Consulting Committee

The Advisory and Consulting Committee assists the Board to fulfill its corporate governance responsibilities relating to QGCS and QTC advisory services. The Committee meets at least four times a year and comprises at least three Board members.

Meetings held

	BOARD		FUNDING AND MARKETS COMMITTEE		PEOPLE AND CULTURE COMMITTEE		RISK AND AUDIT COMMITTEE		ADVISORY AND CONSULTING COMMITTEE

ORDINARY MEETINGS HELD	11		4		4		5		7

	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND

Steve Johnston[1]	7	10	1*	—	2	3	2*	—	1*	—

Damien Frawley[2]	5	5	—	—	2	2	1	3	4	5

Berkeley Cox[3]	8	9	3	3	—	—	3	3	2	3

Rachel Crossland[4]	1	1	—	—	—	—	—	—	—	—

Tricia Ho-Hudson[5]	10	10	3	3	—	—	3	3	2	3

Neville Ide[6]	1	1	1	1	1*	—	1	2	—	—

Karina Kwan[7]	9	9	3	3	3	3	3	3	1*	—

Natalie Smith	11	11	—	—	4	4	—	—	6	7

Karen Smith-Pomeroy[8]	3	4	2	2	1*	—	3	3	5	5

Rosemary Vilgan	11	11	—	—	4	4	4	5	7	7

Paul Williams[9]	8	11	1	4	—	—	—	—	—	—

John Wilson[10]	2	4	2	2	1	2	—	—	—	—

* Indicates attendance as a Board member, not as a committee member

1 Mr Johnston’s term on the Board commenced on 1 October 2025 and as Chair on 1 January 2026. Attendance reflects a period of medical leave.

2 Mr Frawley’s term on the Board concluded on 31 December 2025.

3 Mr Cox’s term on the Board commenced on 1 November 2025.

4 Ms Crossland attended one meeting as Acting Under Treasurer, representing the Under Treasurer’s ex-officio Board position.

5 Ms Ho-Hudson’s term on the Board commenced on 1 October 2025.

6 Mr Ide’s term on the Board concluded on 30 September 2025.

7 Ms Kwan’s term on the Board commenced on 1 November 2025.

8 Ms Smith-Pomeroy’s term on the Board concluded on 30 November 2025.

9 This position is an ex officio appointment within Queensland Treasury. Mr Williams started on the Board on 24 February 2025.

10 Mr Wilson’s term on the Board concluded on 30 November 2025.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	21

QTC’s Capital Markets Board members as at 30 June 2026

STEVE JOHNSTON BBUS (MGT), BBUS (PUB ADMIN) Chair Appointed 1 October 2025 Tenure to 31 December 2028 Board Committees ∎ Member, People and Culture Committee

Steve Johnston was appointed as Chief Executive Officer and Managing Director of Suncorp in September 2019.

Steve joined Suncorp in 2006 and has held various executive positions. Prior to his appointment, Steve was the Suncorp Group Chief Financial Officer with responsibility for financial reporting and management, legal and company secretariat, taxation, investor relations, corporate affairs and sustainability.

Steve’s previous roles include Deputy Chief Financial Officer and Executive General Manager Investor Relations and Corporate Affairs. Prior to joining Suncorp, Steve held senior positions at Telstra and the Queensland Government.

Steve joined the Insurance Council of Australia Board as a Director in August 2021 and commenced his term as Chair in January 2025.

BERKELEY COX

Appointed 1 November 2025

Tenure to 31 December 2028

Board Committees

∎

Member, Advisory and Consulting Committee

∎

Member, Funding and Markets Committee

∎

Member, Risk and Audit Committee

Berkeley has 40 years’ experience in the law including 24 years as a partner of Mallesons. He served as its Australian Chief Executive Partner from 2017 to 2022. In practice his focus for most of his career was debt capital markets, structured finance and derivatives.

Using legal, strategic and commercial skills along with his experience navigating complex environments with multiple stakeholders, Berkeley currently spends much of his time respectfully and actively supporting First Nations’ Community Controlled Organisations (primarily in remote parts at a local level) in a manner consistent with the Priority Reforms in the National Agreement on Closing the Gap.

Berkeley is a member of the Board of Trustees of Brisbane Girls Grammar School and has previously served on the boards of Act for Kids, Corporate Mental Health Australia Alliance and Workplace Giving Australia.

TRICIA HO-HUDSON

BEC, LLB (HONS), LLM, M APP FIN,

STONIER DIP BANKING, GAICD, CTA

Appointed 1 October 2025

Tenure to 31 December 2028

Board Committees

∎

Chair, Funding and Markets Committee

∎

Member, Advisory and Consulting Committee

∎

Member, Risk and Audit Committee

Tricia Ho-Hudson is an experienced finance executive, specialising in treasury and balance sheet management.

She spent 15 years in leadership roles at ASX10 companies including the Commonwealth Bank of Australia, Woolworths Group and Wesfarmers. Prior to that, she was an investment banker and lawyer advising large listed and private companies.

Tricia has a strong history of contributing her finance and risk skills to the not- for-profit sector. She is Deputy Chair of Spare Parts Puppet Theatre, which tours nationally including to regional Queensland, and a Board member of national charity The LBW Trust. She is a member of the Board of Advice to the Discipline of Accounting, Governance and Regulation at the University of Sydney.

KARINA KWAN

BEC (USYD), FINSIA GRAD DIP APPLIED FINANCE,

FELLOW CPA, GAICD

Appointed 1 November 2025

Tenure to 31 December 2028

Board Committees

∎

Chair, Risk and Audit Committee

∎

Member, Funding and Markets Committee

∎

Member, People and Culture Committee

Karina has over 35 years’ experience in financial services, particularly banking, with specialist financial accounting and treasury risk management skills.

Prior to embarking on a Board portfolio, her executive roles included Corporate Treasurer, Financial Controller and Chief Financial Officer of Citi Australia & New Zealand and Chief Financial Officer/General Manager of the corporate centre divisions of the Commonwealth Bank of Australia.

Karina is currently a director of HSBC Bank Australia Limited, Export Finance Australia and WAM Active Limited, part of the Wilson Asset Management group. Her prior Board directorships include: Trustee of the MLC superannuation funds, Newcastle Permanent Building Society and anti money laundering compliance data provider Kyckr Limited. Karina also teaches as an Adjunct Professor within the Discipline of Finance at the University of Sydney Business School.

22	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

QTC’s Capital Markets Board members

as at 30 June 2026

DR NATALIE SMITH

BSC (COMP SC & MATHS), M HR & ORG DEV, RESEARCH

MASTERS FLEX WORK PRAC, PHD GOV DIGITAL TRANS

Appointed 21 September 2023

Tenure to 30 September 2026

Board Committees

∎	Chair, Advisory and Consulting Committee

∎	Member, People and Culture Committee

ROSEMARY VILGAN

BBUS, DIP SUPN MGT, FAICD, FASFA

Appointed 1 October 2020

Tenure to 30 September 2026

Board Committees

∎	Chair, People and Culture Committee

∎	Member, Advisory and Consulting Committee

∎	Member, Risk and Audit Committee

PAUL WILLIAMS

Appointed 24 February 2025

Tenure to 30 September 2026

Board Committees

∎	Member, Funding and Markets Committee

Dr Natalie Smith has over 30 years’ experience in technology and transformation consulting, predominantly in financial services and government. She has a combination of executive, corporate governance and academic expertise in digital and transformational projects.

Dr Smith is an Associate Professor of Practice at the University of Queensland and Deputy Chair of UnitingCare Queensland.

Rosemary Vilgan is an experienced non-executive director, with specific expertise in financial services and business leadership and transformation. She was the Chief Executive of QSuper, a global financial services business with $90 billion in accounts, from 1998 until 2015.

She is currently Chair of Vincent Fairfax Family Foundation, a member of the Cambooya Investment Advisory Committee, and a member of the Future Fund Board of Guardians. Ms Vilgan’s former roles include Chairperson of the Federal Government’s Safety, Rehabilitation and Compensation

Paul Williams commenced as Under Treasurer in February 2025. He is an experienced senior executive with more than 25 years’ experience in the banking and finance sector. He has held Board and Committee positions across funds management, hospitality, sport and the not-for-profit sector.

She leads a Digital Governance Consortium with University of Queensland.

Previously, Dr Smith was an Associate Professor of Practice at the University of Sydney, a partner in Deloitte’s Risk Advisory practice, Deputy Chair of Mercy Community Services, and a member of the Financial Investment and Property Board and Property Trust for the Uniting Church in Queensland.

Commission, a member of the Board of the Children’s Hospital Foundation (Qld), a member of the Board of the Guardians of New Zealand Superannuation, and a Queensland council member of Australian Institute of Company Directors (AICD). She is a former Councillor, Deputy Chancellor and Chairperson of the Audit and Risk Committee at Queensland University of Technology (QUT), and a former director and Chair of the Board of the Association of Superannuation Funds of Australia (ASFA).

In 2013, Ms Vilgan was named the Telstra Australian Businesswoman of the Year.

Mr Williams is also Chair of the State Investment Advisory Board and a member of the Economic Development Queensland and South Bank Corporation Boards.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	23

QTC Executive Leadership Team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive Officer. The Chief Executive Officer is appointed by the Board and executives are appointed by the Chief Executive Officer. Executive Leadership Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’S EXECUTIVE LEADERSHIP TEAM AS AT 30 JUNE 2026

Simon Ling	Chief Executive Officer

Susan Buckley	Managing Director – Funding and Markets

Giselle Hodgson[1]	Managing Director – Queensland Government Consulting Services

Maryanne Kelly[2]	Managing Director – Advisory

Chris Noot	Managing Director – Risk, and Chief Risk Officer

Jody Keys[3]	Managing Director – Business Services, and Chief Operating Officer

Lona Baskerville	Managing Director – People and Culture, and Chief People Officer

1 Commenced on 10 November 2025.

2 Commenced on 1 October 2025.

3 Commenced on 2 October 2025.

Internal audit

The Financial and Performance Management Standard 2019 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function for the 2025–26 financial year. Internal Audit reports to the Board, via the Risk and Audit Committee, consistent with the relevant audit and ethical standards. The role of internal audit is to provide the Board (through the Risk and Audit Committee) with independent and objective assurance and advice on the adequacy and effectiveness of QTC’s governance and risk management (including controls).

Internal audit is responsible for:

∎	developing an annual audit plan, based on the assessment of strategic, financial and operational risks with regard to QTC’s purpose and strategy, which is approved by the Risk and Audit Committee

∎	providing regular audit reports and periodic program reports to the management team and the Risk and Audit Committee, and

∎	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

External audit

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for forming opinions about the reliability of QTC’s financial statements, along with other public sector entities, with the results of these financial audits tabled in Queensland’s Parliament.

All audit recommendations raised by the Queensland Audit Office that were due during the reporting period were addressed.

State Investment Advisory Board

The State Investment Advisory Board (SIAB) was established in 2008 as an advisory Board of Queensland Treasury Corporation under section 10 of the QTC Act. The SIAB was established to manage long-term assets for the State by a board independent of QTC’s capital markets operations. The long-term assets have no impact on QTC’s capital markets operations and there is no cash flow effect for QTC.

In 2025–26, with power delegated from QTC, the SIAB was responsible for:

∎	oversight of the financial assets set aside by the Queensland Government to meet future employee liabilities and other long-term obligations of the State

∎	oversight of the financial assets set aside to support long-term initiatives of the Queensland Government, and

∎	providing investment governance assistance in connection with the Financial Provisioning Fund established under the Mineral and Energy Resources (Financial Provisioning) Act 2018 and the National Injury Insurance Scheme Fund, Queensland.

The SIAB members are appointed by the Governor-in-Council, in accordance with section 10(2) of the QTC Act.

Remuneration for the SIAB members is determined by the Governor-in-Council.

Meetings held

	POSITION	ATTENDED	ELIGIBLE TO ATTEND

Paul Williams, Under Treasurer[1]	Chair	5	5

Dennis Molloy, Deputy Under Treasurer[2]	Chair	1	1

Matt Bonaventura, Deputy Under Treasurer[3]	Member	3	3

Danielle Lead, Head of Transactions[4]	Member	2	2

William Ryan, Head of Fiscal[5]	Member	1	1

Glenn Miller, Acting Deputy Under Treasurer[6]	Member	2	2

Cameron McLeod, Head of Transactions[7]	Member	1	1

Philip Graham, External Member	Member	6	6

Cate Wood AM, External Member	Member	1	1

Wendy Tancred, External Member	Member	6	6

Brendan O’Farrell, External Member	Member	6	6

1 This position is an ex officio appointment within Queensland Treasury. Mr Williams commenced as Chair on 1 October 2025.

2 This position is an ex officio appointment within Queensland Treasury. Mr Molloy’s term as Chair concluded on 26 August 2025.

3 This position is an ex officio appointment within Queensland Treasury. Mr Bonaventura’s term commenced on 5 January 2026.

4 This position is an ex officio appointment within Queensland Treasury. Ms Lead’s term commenced on 24 November 2025 and concluded on 27 March 2026.

5 This position is an ex officio appointment within Queensland Treasury. Mr Ryan’s term concluded on 30 September 2025.

6 This position is an ex officio appointment within Queensland Treasury. Mr Miller’s term commenced on 29 August 2025 and concluded on 2 January 2026.

7 This position is an ex officio appointment within Queensland Treasury. Mr McLeod’s term commenced on 1 October 2025 and concluded on 19 November 2025.

24	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

SIAB Board Members

as at 30 June 2026

PAUL WILLIAMS Appointed 1 October 2025 Tenure to 30 September 2026	Paul Williams commenced as Under Treasurer in February 2025. He is an experienced senior executive with more than 25 years’ experience in the banking and finance sector. He has held Board and Committee positions across funds management, hospitality, sport and the not-for-profit sector. Most recently he was the Chief Financial Officer with People First Bank and has previously held executive roles in strategy, finance and investment with Heritage Bank as well as the Bank of Queensland.
PHILIP (PHIL) GRAHAM BA (ECON. HONS), MCOM (FIN, HONS), CFA, GAICD Appointed 4 July 2019 Tenure to 30 September 2027	Phil Graham has extensive experience in investment management, financial markets, and economic policy. Mr Graham was Senior Portfolio Strategist and Deputy Chief Investment Officer at Mercer from 2007-18. He also held senior roles at QIC and Access Capital Advisors, and prior to this he worked for the Reserve Bank of Australia and the ANZ Banking Group. Mr Graham is a past-President of the CFA Society of Melbourne and was the President’s Council Representative for the CFA Asia Pacific North and Oceania region in 2015-19. He currently serves on the CFA Disciplinary Review Committee and is a trustee of the Research Foundation of the CFA Institute.
BRENDAN O’FARRELL MBA, GAICD, DIPSM Appointed 21 September 2023 Tenure to 30 September 2026	Brendan O’Farrell is an experienced Non-Executive Director. He has more than 25 years’ financial services experience in senior executive roles including as Chief Executive Officer and Chief Investment Officer with his most recent role as Chief Executive Officer (including Chief Investment Officer) of lntrust Super from 2005-21. He currently runs his own consulting business, Maple Tree Consulting Pty Ltd. Mr O’Farrell’s current directorships include Brighter Super (Independent director and member of Investment, Audit, Risk and Technology Committees), Broncos Leagues Club Pty Ltd, Stadiums Queensland (Chair of Strategy and Planning Committee and Member of the Remuneration Committee), CMBM Facility Services Advisory Board, and Chair of Economic Development Queensland (member of Audit, Risk and Performance, and People and Culture Committee) and Chair of Clubs Queensland.
WENDY TANCRED BCOM, CPA, DIPFP, CSM, GRAD CERT MGMT. FFIN, FAICD Appointed 21 September 2023 Tenure to 30 September 2026	Wendy Tancred has more than 35 years’ experience in the financial services industry, including banking, financial planning and superannuation. Following executive roles within AMP and Westpac, she was the Chief Executive Officer of two superannuation funds and a trustee director. While also having Chief Executive Officer and director roles in other industries, the majority of Ms Tancred’s career has been in highly regulated sectors, ensuring strong risk management and governance capability. She has deep investment expertise gained across multiple roles with a focus on long-term drivers of sustainable outcomes.
MATT BONAVENTURA Appointed 5 January 2026 Tenure to 30 September 2029	Matt Bonaventura was appointed Deputy Under Treasurer Fiscal Economic and Commercial in January 2026. Matt is an experienced executive leader with a background in banking and finance. He has extensive expertise leading teams responsible for commercial negotiation, financial planning and analysis, infrastructure finance, and project delivery.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	25

FINANCIAL STATEMENTS For the year ended 30 June 2026

Statement of Comprehensive Income	27

Balance Sheet	28

Statement of Changes in Equity	29

Statement of Cash Flows	30

Notes to the Financial Statements	32

◾ Capital Markets Operations	36

◾ State Investment Operations	51

◾ Other Information	57

Certificate of the Queensland Treasury Corporation	66

Independent Auditor’s Report	67

26	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Statement of Comprehensive Income

For the year ended 30 June 2026

	Note	2026 $000	2025 $000

CAPITAL MARKETS OPERATIONS

Net gain on financial instruments at fair value through profit or loss

Gain on financial assets	3	4 985 764	10 112 653

Loss on financial liabilities	3	(4 886 616)	(9 982 402)

		99 148	130 251

Other income

Fee income		133 107	115 214

Other income		3 561	-

		136 668	115 214

Expenses

Administration and general expenses	4	(114 825)	(101 791)

		(114 825)	(101 791)

Profit from Capital Markets Operations before income tax		120 991	143 674

Income tax expense	5	(15 266)	(17 058)

Profit from Capital Markets Operations after income tax		105 725	126 616

STATE INVESTMENT OPERATIONS

Net return from investments

Net change in fair value of unit trusts	14	7 906 915	6 374 875

Net change in fair value of fixed rate notes	14	(4 671 057)	(3 121 715)

Interest on fixed rate notes	14	(2 930 629)	(2 965 690)

Management fees	14	(305 229)	(287 470)

Profit from State Investment Operations		-	-

Total net profit for the year after tax		105 725	126 616

Total comprehensive profit attributable to the owner		105 725	126 616

Total comprehensive income derived from:

Capital Markets Operations		105 725	126 616

State Investment Operations		-	-

Total comprehensive income		105 725	126 616

The accompanying notes form an integral part of these financial statements.

Throughout these financial statements the Capital Markets Operations and the State Investment Operations have been disclosed separately to distinguish between QTC’s main central financing authority role and its additional responsibilities following the transfer of portfolios of assets to QTC to support the State’s superannuation obligations and other long-term Government initiatives (refer note 1).

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	27

Balance Sheet

As at 30 June 2026

	Note	2026 $000	2025 $000

ASSETS – CAPITAL MARKETS OPERATIONS

Cash and cash equivalents	6	8 413 634	4 916 948

Receivables		37 157	31 780

Financial assets at fair value through profit or loss	7	41 000 234	37 253 645

Derivative financial assets	8	391 068	452 032

Onlendings	9	137 563 905	120 631 170

Other assets		25 499	23 526

Deferred tax asset		6 763	6 559

		187 438 260	163 315 660

ASSETS – STATE INVESTMENT OPERATIONS

Financial assets at fair value through profit or loss	14	53 376 572	49 169 621

		53 376 572	49 169 621

Total Assets		240 814 832	212 485 281

LIABILITIES – CAPITAL MARKETS OPERATIONS

Payables		34 362	33 965

Derivative financial liabilities	8	438 438	241 540

Financial liabilities at fair value through profit or loss

- Interest-bearing liabilities	10(a)	173 586 581	149 967 066

- Deposits	10(b)	12 657 075	12 564 589

Other liabilities		40 844	43 265

		186 757 300	162 850 425

LIABILITIES – STATE INVESTMENT OPERATIONS

Financial liabilities at fair value through profit or loss	14	53 376 572	49 169 621

		53 376 572	49 169 621

Total Liabilities		240 133 872	212 020 046

Net Assets		680 960	465 235

EQUITY – CAPITAL MARKETS OPERATIONS

Retained surplus		520 960	465 235

Contributed equity		160 000	-

		680 960	465 235

EQUITY – STATE INVESTMENT OPERATIONS

Retained surplus		-	-

Total Equity		680 960	465 235

The accompanying notes form an integral part of these financial statements.

28	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Statement of Changes in Equity

For the year ended 30 June 2026

	NOTE	CAPITAL MARKETS OPERATIONS RETAINED SURPLUS $000	CAPITAL MARKETS OPERATIONS CONTRIBUTED EQUITY $000	STATE INVESTMENT OPERATIONS RETAINED SURPLUS $000	TOTAL EQUITY $000

Balance at 1 July 2024		838 619	-	-	838 619

Profit for the year		126 616	-	-	126 616

Transactions with owners in their capacity as owners:

Dividend paid	22	(500 000)	-	-	(500 000)

Balance at 30 June 2025		465 235	-	-	465 235

Balance at 1 July 2025		465 235	-	-	465 235

Profit for the year		105 725	-	-	105 725

Transactions with owners in their capacity as owners:

Contributed equity		-	160 000	-	160 000

Dividend paid	22	(50 000)	-	-	(50 000)

Balance at 30 June 2026		520 960	160 000	-	680 960

The accompanying notes form an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	29

Statement of Cash Flows

For the year ended 30 June 2026

	NOTE	2026 $000	2025 $000

Cash flows from operating activities

Interest received from onlendings		5 216 687	4 219 799

Interest received from investments and other sources		1 859 212	1 800 716

Fees received		133 107	115 214

Other income received		3 561	-

Net Goods and Services Tax (GST)		(118)	56

Interest paid on interest-bearing liabilities		(8 465 059)	(7 411 112)

Administration expenses paid		(113 999)	(101 094)

Interest paid on deposits		(520 025)	(680 767)

Income tax paid		(20 441)	(22 279)

Net cash used in operating activities	13(a)	(1 907 075)	(2 079 467)

Cash flows from investing activities

Proceeds from sale of investments		73 177 764	59 797 235

Payments for investments		(77 072 359)	(63 798 223)

Net client onlendings		(18 837 657)	(18 647 171)

Payments for other assets		(5 114)	(388)

Net cash used in investing activities		(22 737 366)	(22 648 547)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		61 027 610	44 146 007

Repayment of interest-bearing liabilities		(33 100 602)	(24 122 343)

Net client deposits		104 119	2 488 332

Contributed equity		160 000	-

Dividends paid		(50 000)	(500 000)

Net cash provided by financing activities	13(b)	28 141 127	22 011 996

Net increase in cash and cash equivalents held		3 496 686	(2 716 018)

Cash and cash equivalents at 1 July		4 916 948	7 632 966

Cash and cash equivalents at 30 June	6	8 413 634	4 916 948

The accompanying notes form an integral part of these financial statements.

30	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	31

Notes to the Financial Statements

For the year ended 30 June 2026

Contents

1	General information	32

2	Material accounting policies and other explanatory information	33

Capital Markets Operations

3	Net gain/(loss) on financial instruments at fair value through profit or loss	36

4	Administration and general expenses	36

5	Income tax expense	37

6	Cash and cash equivalents	37

7	Financial assets at fair value through profit or loss	38

8	Derivative financial assets and derivative financial liabilities	38

9	Onlendings	39

10	Financial liabilities at fair value through profit or loss	39

11	Financial risk management	41

12	Fair value hierarchy	48

13	Notes to the statement of cash flows	50

State Investment Operations

14	Financial instruments at fair value through profit or loss	51

15	Financial risk management	54

16	Fair value hierarchy	55

Other Information

17	Contingent liabilities	57

18	Related party transactions	57

19	Key management personnel	58

20	Auditor’s remuneration	65

21	Investments in companies	65

22	Dividends	65

23	Events subsequent to balance date	65

Certification

Certificate of the Queensland Treasury Corporation		66

Independent Auditor’s Report		67
1	General information

Queensland Treasury Corporation (QTC) is the Queensland Government’s central financing authority. It also provides a range of financial services to State public sector entities, local governments and universities. QTC is constituted under the Queensland Treasury Corporation Act 1988 (the QTC Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland (the State).

QTC’s business operations are made up of two segments, namely Capital Markets Operations and State Investment Operations (SIO).

Capital Markets Operations

The Capital Markets Operations are overseen by the Capital Markets Board (CMB). The remit of Capital Markets Operations includes:

(a)	Borrowing, lending, financial risk management and investment services

QTC’s capital markets functions include debt funding, cash management, and the provision of lending, investment, and financial risk management products, as well as dealings in financial instruments including Australian Carbon Credit Units (ACCUs), foreign exchange (FX), and commodities. Debt funding is provided to clients at an interest rate based on QTC’s cost of funds plus a loan administration fee. The loan administration fee contributes to funding the operational expenses associated with the Capital Markets Operations. QTC passes on the returns of the cash management activities to its clients and retains the unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity. Capital Markets Operations also generates a net return from financial markets instruments held for capital and liquidity purposes. In undertaking its capital markets activities, QTC maintains adequate capital to manage its risks having regard to its Capital Policy.

(b)	Advisory services

QTC provides advisory services as part of the loan facilities provided to Queensland Treasury, local governments (as defined in the Local Government Act 2009 including the Queensland Government department responsible for local government), and universities. These services are provided to advance the State’s fiscal position and financial strength, and support QTC loan positions.

(c)	Queensland Government Consulting Services (QGCS)

In July 2025 QGCS was established as a division of QTC. QGCS delivers professional consulting services and skills transfer on a fee for service basis to Queensland Government departments, Government Owned Corporations (as defined in the Government Owned Corporations Act 1993) and statutory bodies (as defined in the Financial Accountability Act 2009 and the Statutory Bodies Financial Arrangements Act 1982).

(d)	Boost to Buy Scheme

To support increased home ownership in Queensland, during the 2025–26 financial year the Queensland Government established the Boost to Buy home ownership scheme which QTC has been asked to facilitate on behalf of the Queensland Government. Under the scheme, QTC provides funding to eligible homebuyers to acquire residential properties. By accepting QTC’s funding the homebuyer is obliged to, upon sale or refinance of the property or through voluntary repayment, pay to QTC an amount equal to the proportionate percentage of QTC’s funding relative to the value or sale price of the property at the time. This supports recognition as a financial asset. These payment obligations are secured by a sub-ordinated mortgage over the property.

These assets are funded through contributed equity from Queensland Treasury and are recognised as financial assets measured at fair value through profit or loss. The mark to market value of these obligations varies with movements in the underlying property market, exposing QTC to residential property price risk. The contributed equity provides a buffer against this property price risk on QTCs balance sheet. QTC realises gains or losses on its investment under certain conditions including upon sale or refinance of the property or through voluntary repayment.

32	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

For the year ended 30 June 2026

State Investment Operations

SIO consists of portfolios of assets that were transferred to QTC by the State.

The assets of this segment are held in unit trusts managed by QIC Limited (QIC) and overseen by the State Investment Advisory Board (SIAB). These assets are invested in two portfolios, the Long Term Assets (LTA) portfolio and the Queensland Future Fund (QFF) portfolio. Each portfolio has its own investment management agreement. In the case of the Long Term Assets portfolio, a number of sub portfolios exist. The assets of the State Investment Operations segment have no impact on QTC’s Capital Market Operations and there is no cash flow effect for QTC.

Long Term Assets Portfolio

The LTA portfolio consists of assets that were transferred to QTC by the State and invested in several sub-portfolios:

a

Endowment Portfolio: The assets in this portfolio are held to fund the State’s superannuation and other long-term obligations. On 31 March 2026, $3.0 billion of defined benefits scheme surplus was transferred into the Debt Retirement Fund (DRF) to support debt repayment.

b

State Initiatives Portfolio: Held investments to support state initiatives. This portfolio was closed on 31 March 2026, with the portfolio holdings of $3.2 billion transferred to the Debt Retirement Fund.

There were no additional non-cash assets transferred to, or from these portfolios during the 2025–26 financial year.

Queensland Future Fund - Debt Retirement Fund

The QFF and its sub portfolio, the DRF were established as funds under the Queensland Future Fund Act 2020. The DRF was set up to support both the State’s credit rating and generate returns to reduce the State’s debt burden. Withdrawals from the DRF are limited to amounts to reduce the State’s debt, and fees or expenses associated with administering the fund by the Queensland Future Fund Act 2020. During the 2025–26 financial year, $1.4 billion was withdrawn from the DRF to repay the Queensland Government’s debt administered by QTC. The transaction is reflected as a reduction in QTC’s onlendings within the Capital Markets Operations segment.

Fixed Rate Notes

A Fixed Rate Note (FRN) has been issued by QTC for each of the SIO portfolios in return for the transfer of assets from the State. The interest rate on both FRNs is 7% (2025: 7%). Interest accrues on the book value of each FRN.

∎	The FRN issued to match the LTA portfolio is for the benefit of the State Consolidated Fund.

∎	The FRN issued to match the QFF portfolio is for the benefit of Queensland Treasury.

Recognising the direct relationship between the FRNs and the assets of SIO, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised in the financial statements annually as a market value adjustment to the value of the FRNs. Any market value adjustment does not impact QTC’s Capital Markets Operations or its ability to meet its obligations.

SIAB members include representatives from Queensland Treasury and external members with experience in investment management and governance. SIAB has been delegated all responsibility for overseeing SIO within a framework provided by the State. This includes determining an appropriate investment strategy, monitoring investment performance and the performance of the investment manager (QIC), and monitoring compliance with relevant internal controls, standards and legislation. The formulation of strategic asset allocation, performance and monitoring of SIO’s assets is therefore distinct from QTC’s CMB and day-to-day Capital Markets Operations. Specifically, it is the responsibility of SIAB and its appointed investment manager (QIC).

Each year, QTC’s CMB receives relevant information about the assets of SIO in order to prepare financial statements in accordance with Australian Accounting Standards and other prescribed requirements. QIC is responsible for assisting SIAB to provide this relevant information to the QTC CMB.

2	Material accounting policies and other explanatory information

The material accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2026 have been prepared in accordance with Australian Accounting Standards and Interpretations adopted by the Australian Accounting Standards Board (AASB), the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies) for reporting periods beginning on or after 1 July 2025.

Compliance with International Financial Reporting Standards

QTC is a not-for-profit entity, however in preparing these financial statements QTC has elected to comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) as if it is a for-profit entity.

Changes in material accounting policies, disclosures, standards and interpretations

New accounting standards and interpretations

No new accounting standards became effective for the year ended 30 June 2026. Amendments to current accounting standards and interpretations which are effective for the first time for the year ended 30 June 2026 have had no material impact on the financial statements.

Standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been issued that are not mandatory for the current reporting period. The future adoption of Australian Accounting Standards and Interpretations that have been issued but not yet effective are not expected to have a material impact on QTC’s financial statements. However, they may result in changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	33

Notes to the Financial Statements

For the year ended 30 June 2026

2	Material accounting policies and other explanatory information continued

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after considering interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties, which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

∎	cash and cash equivalents

∎	financial assets at fair value through profit or loss

∎	derivative financial instruments, and

∎	onlendings

Financial liabilities are measured at fair value through profit or loss and include:

∎	derivative financial instruments

∎	interest-bearing liabilities

∎	deposits, and

∎	fixed rate notes

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds on-lent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are recorded in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Fee income

Fee income includes:

∎	management fee income, which represents income earned from the management of QTC’s onlendings and deposits, and is recognised over time when the service has been provided in accordance with client mandates

∎	consulting fee income, which represents income earned by QGCS for providing consulting services to Queensland Government departments, Government Owned Corporations and statutory bodies, and is recognised over time as performance obligations are satisfied,

∎	other fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

∎	revenue on financial guarantees, which is recognised on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities and therefore, revenue receivable is reflective of fair value.

(h)	Other income

Other income includes:

∎	grant income, representing funding received from Queensland Treasury to support the establishment and initial operations of QGCS. The funding is accounted for as a government grant and is recognised in profit or loss over the periods in which QTC incurs the eligible establishment and operating costs that the grant is intended to compensate, and

∎	reimbursement of Boost to Buy establishment costs from Queensland Treasury, which is recognised in profit or loss over the periods in which the related costs are incurred.

(i)	Profits/losses

Unless otherwise determined by the Governor in Council, the Act requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the State Consolidated Fund is made by way of dividends, which are provided for following approval by the CMB after considering QTC’s capital requirements.

(j)	Receivables

Receivables are measured at amortised cost, which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of QTC and are recognised at their assessed values with terms and conditions similar to trade debtors.

(k)	Impairment

Where an impairment is recognised the following methodology is applied:

Receivables: The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting QTC’s debtors and relevant industry data form part of QTC’s impairment assessment.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial assets: The carrying value of non-financial assets is reviewed at each reporting date for where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

34	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

For the year ended 30 June 2026

(l)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months, such as long service leave, future pay increases are projected and then discounted using Australian Government Bond Generic Yields. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(m)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(n)	Comparative figures

Comparative information disclosed in note 19 key management personnel has been restated to align with the methodology applied in the current year for determining key management personnel remuneration. As a result, the comparative remuneration amounts reported for 2024–25 have been revised. No other material changes have been made to the prior year comparative information.

(o)	Judgements and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management evaluates its judgements, estimates and underlying assumptions on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market, is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded. The fair value of assets in the Queensland Government’s Boost to Buy home ownership scheme is determined using a market approach valuation technique incorporating region-based residential property indices derived from observable market data.

Judgement may be applied in selecting valuation methods or assumptions where an active market quote is not available (refer notes 12 and 16).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60% beneficial interest in QTH and 76% of the voting rights. The remaining 40% beneficial interest and 24% voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

Environmental, Social, and Governance (ESG) related impacts

The majority of QTC’s assets (onlendings and cash and cash equivalents) are valued daily at fair value and therefore no further adjustment is required as a result of climate change, changes to laws and regulations or other policies adopted by governments or regulatory authorities. Counterparty credit risk and credit risk associated with QTC’s clients is separately monitored by QTC (refer note 11(c)). ESG and other sustainability risks are key considerations in determining credit ratings. The majority of QTC’s onlendings are guaranteed by the State, including lending to carbon intensive businesses.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	35

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Summary of material accounting policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

∎	net interest income and expense recognised under the accrual basis
∎	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and
∎	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2026 $000	2025 $000

Net gain on financial assets at fair value through profit or loss

Cash and cash equivalents	187 699	166 534

Financial assets at fair value through profit or loss(1)	1 468 846	1 485 265

Derivatives	17 454	519 380

Onlendings	3 311 765	7 941 474

	4 985 764	10 112 653

Net loss on financial liabilities at fair value through profit or loss

Derivatives	(626 026)	(218 373)

Financial liabilities at fair value through profit or loss

- Short-term	(253 054)	(303 534)

- Long-term	(3 474 890)	(8 756 197)

Deposits	(508 392)	(684 746)

Other	(24 254)	(19 552)

	(4 886 616)	(9 982 402)

(1)	As at 30 June 2026, $0.32 million relate to net gain on QTC’s funding of residential properties under the Boost to Buy home ownership scheme (2025: Nil).

4	Administration and general expenses

	2026 $000	2025 $000

Salaries and related costs	65 528	53 883

Superannuation contributions	6 084	4 755

Special payments(1)	187	770

Contractors	4 787	4 718

Consultants’ fees	1 717	7 140

Information and registry services	5 130	4 791

Depreciation and amortisation of other assets	3 237	3 074

Office occupancy	3 131	2 014

Information and communication technology	17 926	15 547

Other administration expenses	7 098	5 099

	114 825	101 791

(1)	Special payments include ex-gratia payments over $5,000 made to employees on the cessation of their employment.

36	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

5	Income tax expense

Summary of material accounting policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the State Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the SIO segment or a large part of the net gain/(loss) on financial instruments.

	2026 $000	2025 $000

Current tax	15 470	20 441

Deferred tax (benefit)/expense	(204)	(3 383)

Total income tax expense recognised in the year	15 266	17 058

Numerical reconciliation between income tax expense and pre-tax accounting profit

Profit for the year before tax	120 991	143 674

Less profit from non-taxable portfolios:

- Capital Markets Operations	70 104	86 814

Operating profit from taxable portfolios	50 887	56 860

Tax at the Australian tax rate of 30% on taxable portfolios	15 266	17 058

6	Cash and cash equivalents

Summary of material accounting policy

Cash and cash equivalents include cash on hand and on demand deposits which are highly liquid investments and readily convertible to cash.

	2026 $000	2025 $000

Cash at bank	8 413 634	4 916 948

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	37

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

7	Financial assets at fair value through profit or loss

Summary of material accounting policy

Financial assets are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument with gains and losses recognised in the statement of comprehensive income.

All financial assets are measured at fair value by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

	2026 $000	2025 $000

Discount securities	18 502 999	15 733 409

Commonwealth and state securities (1)	1 300 282	1 561 855

Floating rate notes	12 997 997	12 326 601

Term deposits	7 774 647	6 433 700

Other investments (2)	424 309	1 198 080

	41 000 234	37 253 645

(1)	QTC maintains holdings of its own securities. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.
(2)

Other investments include QTC’s funding of residential properties under the Boost to Buy home ownership scheme. As at 30 June 2026, $23.6 million of other investments relate to the Boost to Buy home ownership scheme (2025: Nil).

As at 30 June 2026, $9.2 billion (2025: $10.5 billion) of financial assets will mature after 12 months.

8	Derivative financial assets and derivative financial liabilities

Summary of material accounting policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the statement of comprehensive income. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate and foreign currency as part of its asset and liability management activities. In addition, derivatives may be used to deliver long-term floating rate or long-term fixed rate exposure.

QTC may also enter into derivative transactions from time to time where instructed by its clients. When entering a derivative transaction with a client, QTC will concurrently execute a back-to-back principal transaction with a market counterparty resulting in QTC’s payment and delivery obligations under the market transaction and the client transaction being on the same economic terms.

	2026 $000	2025 $000

Derivative financial assets

Interest rate swaps	217 456	261 857

Cross currency swaps	100 654	174 543

Foreign exchange contracts	54 534	4 990

Futures contracts	18 386	10 642

Other derivatives	38	-

	391 068	452 032

Derivative financial liabilities

Interest rate swaps	(199 799)	(128 042)

Cross currency swaps	(200 013)	(56 399)

Foreign exchange contracts	(35 356)	(57 089)

Futures contracts	(3 232)	(10)

Other derivatives	(38)	-

	(438 438)	(241 540)

Net derivatives	(47 370)	210 492

As at 30 June 2026, derivatives with a net liability position of $75.5 million have maturity dates exceeding 12 months (2025: net asset position of $224.1 million).

As at 30 June 2026, the value of the derivative transactions entered into by QTC on behalf of its clients was $11.5 million (2025: $30.1 million). These arrangements have back-to-back contracts between QTC and the client and QTC and the market, reducing the risk for QTC.

38	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

9	Onlendings

Summary of material accounting policy

QTC borrows from financial markets and lends to its clients at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2026 $000	2025 $000

Government departments and agencies	76 037 326	60 611 338

Government owned corporations	34 427 179	33 047 844

Statutory bodies	19 797 058	19 586 085

Local governments	6 950 738	6 977 277

QTC related entities (1)	94 305	96 192

Other bodies	257 299	312 434

	137 563 905	120 631 170

(1)	QTC related entities includes DBCT Holdings Pty Ltd.

At 30 June 2026, client deposits of $2.7 billion were placed in redraw facilities and offset the value of onlendings in the balance sheet (2025: $0.7 billion). The gross value of onlendings at 30 June 2026 was $140.2 billion (2025: $121.3 billion).

As at 30 June 2026, $141.5 billion of principal repayments of a total book value of $144.2 billion is expected to be received after 12 months (2025: $122.7 billion of a total book value of $125.5 billion).

10	Financial liabilities at fair value through profit or loss

(a)	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2026 $000	2025 $000

Interest-bearing liabilities

Short-term

Treasury notes	6 370 206	3 877 827

Commercial paper	1 352 875	2 000 053

	7 723 081	5 877 880

Long-term

AUD bonds	140 585 228	124 821 163

Floating rate notes	19 363 129	15 750 955

Medium-term notes (1)	5 815 545	3 246 721

Other	99 598	270 347

	165 863 500	144 089 186

Total interest-bearing liabilities	173 586 581	149 967 066

(1)	As at 30 June 2026, $4.7 billion (2025: $2.3 billion) relate to the market value of Euro denominated benchmark bonds.

QTC borrowings are guaranteed by the Queensland Government under the Act. As at 30 June 2026, $157.0 billion (2025: $133.3 billion) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency movements. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a)(i).

As at 30 June 2026, QTC has issued green bonds with a market value of $14.8 billion (2025: $12.4 billion). QTC has established a Sustainable Bond Framework with the goal of supporting the Queensland Government’s commitment of financing green, social and sustainable economic activities. The Framework sets out the governance and processes that underpin QTC’s issuance of green, social and sustainable bonds.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	39

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

10	Financial liabilities at fair value through profit or loss continued

(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2026	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	6 370 206	6 450 000	(79 794)

Commercial paper	1 352 875	1 365 485	(12 610)

	7 723 081	7 815 485	(92 404)

Long-term

AUD bonds	140 585 228	153 457 644	(12 872 416)

Floating rate notes	19 363 129	19 200 000	163 129

Medium-term notes	5 815 545	5 943 349	(127 804)

Other	99 598	99 170	428

	165 863 500	178 700 163	(12 836 663)

Total interest-bearing liabilities	173 586 581	186 515 648	(12 929 067)

AS AT 30 JUNE 2025	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	3 877 827	3 920 000	(42 173)

Commercial paper	2 000 053	2 025 396	(25 343)

	5 877 880	5 945 396	(67 516)

Long-term

AUD bonds	124 821 163	133 490 525	(8 669 362)

Floating rate notes	15 750 955	15 700 000	50 955

Medium-term notes	3 246 721	3 432 126	(185 405)

Other	270 347	269 630	717

	144 089 186	152 892 281	(8 803 095)

Total interest-bearing liabilities	149 967 066	158 837 677	(8 870 611)

40	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

10	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held is disclosed as deposits.

	2026 $000	2025 $000

Client deposits

Local governments	5 407 067	4 670 214

Statutory bodies	5 373 773	4 913 588

Government departments and agencies	171 036	2 136 702

Government owned corporations	272 300	65 867

QTC related entities (1)	117 031	104 591

Other depositors	368 402	364 492

	11 709 609	12 255 454

Collateral held	190 951	306 420

Repurchase agreements	756 515	2 715

Total deposits	12 657 075	12 564 589

(1)	QTC related entities include Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2026, $12.6 billion (2025: $12.5 billion) of the deposits will mature within 12 months.

11	Financial risk management

QTC’s activities expose it to a variety of financial risks including market (such as foreign exchange risk, interest rate risk, and other price risk), funding, liquidity and credit risk. QTC’s financial risk management focuses on protecting the stability and long-term value of its balance sheet on behalf of the State of Queensland. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies is monitored daily. To ensure independence, measurement and monitoring of financial risks is performed by teams separate to those transacting.

All financial risk management activities are conducted within CMB-approved policies, as set out in the Financial Markets Risk Policy, with new financial instruments requiring executive approval under delegated authority and subsequent Board notification. Any breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting as appropriate.

QTC endeavours to maintain adequate capital to support its business activities, risk profile and risk appetite in accordance with a Board-approved Capital Policy. The Capital position is reported to the Board at each Board meeting. The Capital Policy is reviewed and approved by the Board on an annual basis.

(a)	Market risk

Market risk is the risk of incurring profit or loss in positions arising from movements in financial market prices. QTC’s exposure to market risk is through its borrowing and investment activities. QTC is exposed to market risk arising from the impact of movements in foreign exchange rates, interest rates and credit spreads. QTC is also exposed to residential property price risk through its funding of the Boost to Buy home ownership scheme, where changes in property market values directly affect the fair value of these assets.

As a consequence of market price movements, there are residual risk positions that may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	41

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

11	Financial risk management continued

(a)	Market risk continued

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2026 $000	2025 $000	2026 $000	2025 $000	2026 $000	2025 $000

USD	(1 365 486)	(2 025 396)	1 365 486	2 025 396	-	-

CHF	(494 275)	(210 725)	494 275	210 725	-	-

JPY	(134 410)	(159 277)	134 410	159 277	-	-

EUR	(5 314 664)	(3 062 124)	5 314 664	3 062 124	-	-

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within the Asset and Liability Mismatch Portfolio. Duration is a measure of the sensitivity of a financial instrument or a portfolio of financial instruments to changes in interest rates, estimating the change in value based on parallel shifts in the yield curve. All costs or benefits of managing any mismatch between client loans and QTC’s funding are passed on to the State through the Asset and Liability Mismatch Portfolio, ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR).

QTC uses an approved VaR framework with CMB oversight to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests. The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps and futures contracts to assist in the management of interest rate risk.

In QTC’s Liquidity portfolio, interest rate swaps may be utilised to change the interest rate exposure of medium to long-term fixed rate borrowings into that of a floating rate borrowing. At times, fixed to floating interest rate swaps may be undertaken to generate a floating rate term liability profile or vice versa. QTC is exposed to basis risk when interest rate swaps are used in the Liquidity portfolio. Basis risk represents a mark-to-market exposure due to movements between the swap curve, as well as, bank bill and bond futures contracts and QTC’s yield curve.

Client deposits in the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients except for mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit spread changes are typically realised over the life of the assets.

(iii)	Property price risk

QTC is exposed to residential property price risk through its proportional funding under the Boost to Buy home ownership scheme. Movements in residential property prices directly affect the fair value of these assets. QTC monitors this risk using market-based residential property indices applied through a market approach valuation technique.

(iv)	Other price risk

During the year the Capital Markets Operations segment had no net exposure to equity or commodity price changes, as client commodity hedges are executed on a back-to-back basis.

42	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

11	Financial risk management continued

(b)	Funding and liquidity risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 asset for Australian banks under Basel III reforms with a zero per cent capital risk weighting. Even in difficult market circumstances, this generally ensures QTC debt is in high demand. Demand is further supported by the fact that QTC borrowings are guaranteed by the State (QTC has been rated AA+(negative)/Aa1(stable) by ratings agencies Standard & Poors and Moody’s respectively) and that QTC benchmark bonds are Reserve Bank of Australia (RBA) repurchase agreement eligible (repo eligible). The ability to readily issue debt is considered a potential source of liquidity.

QTC maintains appropriate liquidity to meet minimum requirements as defined by the Funding and Markets Committee of the CMB. Limits are approved by the Funding and Markets Committee on behalf of the CMB and reviewed annually for the following metrics:

∎	QTC Liquidity Coverage Ratio – QTC must maintain a minimum liquidity balance sufficient to cover a stressed liquidity requirement over a set horizon.

∎	Standard & Poor’s Liquidity Ratio – QTC must maintain a minimum ratio of liquid assets to debt servicing requirements at all times over a rolling 12 month horizon.

∎	Cash Flow Waterfall – QTC must maintain positive cash equivalents net of all inflows and outflows over a set horizon.

In addition to adhering to Board-approved metrics, QTC holds contingent liquid assets in the form of public sector entity deposits and investments owned through the SIO segment of QTC.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility as its core short-term funding facility. In addition, QTC has in place a green bond program, Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of alternative funding opportunities in global markets. These facilities ensure that QTC is readily able to access both the domestic and international financial markets.

Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Except for deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Except for cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five-year time band with no interest payment assumed in this time band.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	43

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

11	Financial risk management continued

(b)	Funding and liquidity risks continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2026	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	8 413 634	-	-	-	-	8 413 634	8 413 634

Receivables	37 157	-	-	-	-	37 157	37 157

Onlendings (1)	2 741 772	2 615 633	2 617 251	28 701 063	139 228 965	175 904 684	137 563 905

Financial assets at fair value through profit or loss (2)	13 357 446	24 507 271	3 556 977	9 800 601	6 431 842	57 654 137	41 000 234

Total financial assets	24 550 009	27 122 904	6 174 228	38 501 664	145 660 807	242 009 612	187 014 930

Financial liabilities

Payables	(34 362)	-	-	-	-	(34 362)	(34 362)

Deposits	(13 294 147)	(22 091)	(3 235)	(25 882)	(130 757)	(13 476 112)	(12 657 075)

Financial liabilities at fair value through profit or loss

- Short-term	(2 963 965)	(4 851 520)	-	-	-	(7 815 485)	(7 723 081)

- Long-term	(9 078 305)	(324 519)	(5 033 535)	(77 408 731)	(125 096 137)	(216 941 227)	(165 863 500)

Total financial liabilities	(25 370 779)	(5 198 130)	(5 036 770)	(77 434 613)	(125 226 894)	(238 267 186)	(186 278 018)

Derivatives

Interest rate swaps	24 590	(34 708)	(10 079)	12 444	49 872	42 119	17 658

Cross currency swaps	(70 345)	(72 948)	1 446	(568 084)	(894 142)	(1 604 073)	(99 360)

Foreign exchange contracts	(12 777)	30 352	-	-	-	17 575	19 178

Futures contracts	-	500 000	3 095 000	3 869 800	(803 800)	6 661 000	15 154

Net derivatives	(58 532)	422 696	3 086 367	3 314 160	(1 648 070)	5 116 621	(47 370)

Net (liabilities)/assets	(879 302)	22 347 470	4 223 825	(35 618 789)	18 785 843	8 859 047	689 542

Cumulative	(879 302)	21 468 168	25 691 993	(9 926 796)	8 859 047

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. QTC’s liability maturity profile can be shorter or longer than the asset maturity profile depending on investor demand for QTC bonds and client borrowing demand. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

(2)

Liquidity risk in relation to QTC’s funding of residential properties under the Boost to Buy home ownership scheme arises from the uncertainty in the timing of cash inflows as these investments do not generate regular or fixed contractual cash flows and are realised only upon participant partial repayment, refinancing or sale of the underlying residential property. The cashflows associated with these assets are considered long-term in nature and are included in the greater than five-year maturity band for the purposes of liquidity risk analysis, with no cash inflows assumed within shorter time bands.

44	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

11	Financial risk management continued

(b)	Funding and liquidity risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2025	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	4 916 948	-	-	-	-	4 916 948	4 916 948

Receivables	31 780	-	-	-	-	31 780	31 780

Onlendings (1)	2 360 576	2 053 463	2 053 977	23 825 347	120 888 689	151 182 052	120 631 170

Financial assets at fair value through profit or loss	14 225 769	11 969 913	1 316 961	9 010 656	3 046 352	39 569 651	37 253 645

Total financial assets	21 535 073	14 023 376	3 370 938	32 836 003	123 935 041	195 700 431	162 833 543

Financial liabilities

Payables	(33 965)	-	-	-	-	(33 965)	(33 965)

Deposits	(10 458 443)	(2 012 856)	(973)	(8 513)	(85 792)	(12 566 577)	(12 564 589)

Financial liabilities at fair value through profit or loss

- Short-term	(2 092 579)	(3 752 818)	(100 000)	-	-	(5 945 397)	(5 877 880)

- Long-term	(9 695 484)	(265 807)	(5 253 822)	(63 742 753)	(105 171 673)	(184 129 539)	(144 089 186)

Total financial liabilities	(22 280 471)	(6 031 481)	(5 354 795)	(63 751 266)	(105 257 465)	(202 675 478)	(162 565 620)

Derivatives

Interest rate swaps	32 236	(6 317)	25 111	69 865	31 354	152 249	133 815

Cross currency swaps	(295)	(62 609)	(3 685)	(266 731)	(298 485)	(631 805)	118 144

Foreign exchange contracts	(42 512)	(5 346)	-	-	-	(47 858)	(52 099)

Futures contracts	-	-	-	2 032 700	681 600	2 714 300	10 632

Net derivatives	(10 571)	(74 272)	21 426	1 835 834	414 469	2 186 886	210 492

Net (liabilities)/assets	(755 969)	7 917 623	(1 962 431)	(29 079 429)	19 092 045	(4 788 161)	478 415

Cumulative	(755 969)	7 161 654	5 199 223	(23 880 206)	(4 788 161)

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. QTC’s liability maturity profile can be shorter or longer than the asset maturity profile depending on investor demand for QTC bonds and client borrowing demand. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	45

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

11	Financial risk management continued

(c)	Credit risk

(i)	Financial markets counterparties

Financial markets credit exposure is estimated as the potential loss at balance date associated with QTC’s investments in the Cash Fund and other direct investments in financial instruments. In addition, QTC has counterparty credit exposure in the form of derivative contracts. Credit risk is the risk that these counterparties are not able to meet the payment obligations associated with QTC’s investments.

The credit exposure for non-derivative investments is calculated daily based on the higher of the market value or face value of the instrument. Exposure to derivative contracts is based on a notional ‘add-on’ factor applied to the value of the instrument. The ‘add-on’ factor varies depending on the type of derivative. Derivatives are marked-to-market daily with zero thresholds under all QTC’s credit support annexes. QTC uses collateral arrangements to limit its exposure to counterparties with which it trades derivatives (refer note 11(c)(iv) master netting arrangements).

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1) 30 JUNE 2026	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER (2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	8 413 634	-	-	-	8 413 634

Financial assets (3)	1 950 798	697 040	650 844	34 171 344	1 337 079	1 990 585	239 119	41 036 809

Derivatives	-	-	-	186 095	17 030	-	-	203 125

	1 950 798	697 040	650 844	42 771 073	1 354 109	1 990 585	239 119	49 653 568

	4%	1%	1%	86%	3%	4%	1%	100%

BY CREDIT RATING (1) 30 JUNE 2025	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER (2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	4 916 948	-	-	-	4 916 948

Financial assets (3)	1 457 216	971 980	619 326	28 966 066	1 241 064	2 452 989	128 968	35 837 609

Derivatives	-	-	-	119 570	15 241	-	-	134 811

	1 457 216	971 980	619 326	34 002 584	1 256 305	2 452 989	128 968	40 889 368

	4%	2%	2%	83%	3%	6%	0%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency.

(2)	Includes long-term ratings of A- and BBB+, or a short term rating of A-1+ & A-2.

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth and State securities, floating rate notes and term deposits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. At 30 June 2026, QTC’s exposure to systemically important domestic banks (which are rated AA-) was approximately 77% (2025: 70%). QTC’s concentrated investment exposure to domestic banks reflects the structure of the Australian credit markets whereby these markets are dominated by issuance from Australian banks rather than corporations and other entities. Due to this structure, QTC executes a range of risk management processes to deliver a heightened and continuous monitoring of the domestic and global banking sectors and the credit markets they operate within. These measures consist of weekly counterparty exposure reporting, credit reviews of QTC’s counterparties, monitoring of ratings agency assessments and market developments relating to the credit quality of counterparties, and thematic reporting on macro and event-driven developments. This credit risk management framework is used to inform decisions on credit limits within Board appetite and to assist decision making in managing these exposures (such as altering investments or duration).

QTC adopts a cautious approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC has a requirement to invest with counterparties rated BBB+ or higher, that have their head offices in politically stable countries with strong legal and regulatory frameworks associated with financial institutions and financial markets.

QTC’s Board establishes maximum counterparty dollar value and term limits related to issuer credit ratings. Actual limits for individual counterparties will be within these Board limits and depend on a range of factors including an assessment against key credit risk metrics and characteristics of their Australian dollar funding program.

Ratings agencies are used as the prime source of credit ratings information by QTC’s credit team. This information is supported by the credit team’s own credit analysis methodology and practice for exposure monitoring and reporting.

46	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

11	Financial risk management continued

(c)	Credit risk continued

(ii)	Onlending counterparties

QTC is also exposed to the credit risk associated with onlendings to clients. Except for some small exposures to private companies, QTC onlends funds to Queensland Government sector entities (including Queensland Treasury, statutory bodies and Government owned corporations) and non-State Government entities (including local governments, universities and grammar schools).

75.3% of QTC’s onlendings (2025: 72.7%) are explicitly guaranteed by the State, including most debt held by clients operating in key Environmental, Social and Governance (ESG) impacted areas such as coal-based power generation. QTC is directly exposed to credit default risk to the extent of its non-guaranteed lending of approximately $33.9 billion at 30 June 2026 (2025: $32.3 billion).

All QTC’s outstanding client onlending exposures are actively monitored in accordance with approved Client Credit Procedures. These procedures include regular Credit Reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long-term financial stability.

QTC has a robust credit assessment and ratings methodology in place that informs its onlending recommendations to the State. This methodology includes analysis of quantitative and qualitative factors (industry, regional, demographic and economic characteristics) across a number of years. An assessment of a client’s performance against key credit metrics is made and borrowing recommendations are appraised by an independent Credit Committee prior to being communicated to the State.

QTC adopts a cautious risk appetite to ensure onlendings are provided to clients with satisfactory credit profiles, or where directed by the State. The majority of QTC’s onlending clients maintain an adequate financial buffer to manage short term financial shocks, though longer term financial impacts may adversely affect their performance. Of the non-guaranteed onlending, over 97 per cent (2025: 99 per cent) has been provided to clients that have been assigned a credit rating of Moderate or above by QTC. QTC’s Moderate credit rating approximates to an Investment Grade rating used by the major rating agencies.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

All QTC’s borrowings are guaranteed by the State. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to the market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and therefore presents all derivative financial instruments on a gross basis in the statement of financial position. QTC also has Credit Support Annexes in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET

	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000

2026

Derivative assets: - subject to master netting arrangements	391 068	(318 141)	72 927

Derivative liabilities: - subject to master netting arrangements	(438 438)	440 341	1 903

Net exposure	(47 370)	122 200	74 830

2025

Derivative assets: - subject to master netting arrangements	452 032	(402 100)	49 932

Derivative liabilities: - subject to master netting arrangements	(241 540)	222 063	(19 477)

Net exposure	210 492	(180 037)	30 455

(v)	Boost to buy

Credit risk for the Boost to Buy home ownership scheme arises from the potential that QTC may not fully recover the amount due and payable upon a participant’s partial repayment, refinancing, or sale of the underlying residential property. QTC’s exposure is driven by movements in property values and its subordinated position behind the first-ranking secured lender, noting that no contractual cash flows are due prior to realisation events. QTC’s maximum exposure to credit risk in relation to the Boost to Buy assets is equal to their carrying amount, as disclosed in note 7. Credit risk is mitigated through scheme design, eligibility criteria, and security arrangements.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	47

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

12	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

• Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

• Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

• Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All QTC’s financial instruments at fair value through profit or loss are valued with reference to either quoted market prices or observable inputs, with no significant adjustments applied to instruments held. QTC holds no Level 3 financial instruments.

Financial assets classified as Level 1 consist primarily of short-term and tradeable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings, over-the-counter derivatives and funding in the Boost to Buy home ownership scheme. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio. The fair value of assets in the Boost to Buy home ownership scheme is determined using a market approach valuation technique, which incorporates region-based residential property indices derived from observable market data.

Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to risk free rate (RFR) or swap curve. Client deposits are principally held in the QTC Cash Fund, which is capital guaranteed.

Over-the-counter derivatives are typically valued as Level 2 and include foreign exchange (FX) forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

During the year, QTC updated the reference point used on the swap curve in the valuation of QTC’s floating rate notes and certain derivatives including cross currency swaps, to improve alignment with market-quoted instruments and enhance the representativeness of the resulting fair value. The valuation technique remained unchanged.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread. Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

48	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

12	Fair value hierarchy continued

AS AT 30 JUNE 2026	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	8 413 634	-	8 413 634

Financial assets through profit or loss	27 667 858	13 332 376	41 000 234

Derivative financial assets	18 386	372 682	391 068

Onlendings	-	137 563 905	137 563 905

Total financial assets	36 099 878	151 268 963	187 368 841

Financial liabilities

Derivative financial liabilities	3 232	435 206	438 438

Financial liabilities through profit or loss

- Short-term	-	7 723 081	7 723 081

- Long-term	122 854 135	43 009 365	165 863 500

Deposits	-	12 657 075	12 657 075

Total financial liabilities	122 857 367	63 824 727	186 682 094

QTC holds no Level 3 financial instruments.

There were no transfers between levels during the year ended 30 June 2026 and 30 June 2025.

AS AT 30 JUNE 2025	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	4 916 948	-	4 916 948

Financial assets through profit or loss	23 968 883	13 284 762	37 253 645

Derivative financial assets	10 642	441 390	452 032

Onlendings	-	120 631 170	120 631 170

Total financial assets	28 896 473	134 357 322	163 253 795

Financial liabilities

Derivative financial liabilities	10	241 530	241 540

Financial liabilities through profit or loss

- Short-term	-	5 877 880	5 877 880

- Long-term	109 418 380	34 670 806	144 089 186

Deposits	-	12 564 589	12 564 589

Total financial liabilities	109 418 390	53 354 805	162 773 195

QTC holds no Level 3 financial instruments.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	49

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2026

13	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2026	2025
	$000	$000

Profit for the year	105 725	126 616

Non-cash flows in operating surplus

(Gain)/loss on interest-bearing liabilities	(2 065 032)	4 331 222

Loss on deposits held	19	18

Loss/(gain) on onlendings	1 964 204	(3 663 651)

Loss/(gain) on financial assets at fair value through profit or loss	95 055	(343 032)

Depreciation and amortisation	3 237	3 074

Changes in assets and liabilities

Decrease/(increase) in financial assets at fair value through profit or loss	113 918	(8 212)

Increase in deferred tax asset	(204)	(3 383)

Increase in onlendings	(59 282)	(58 024)

Increase in receivables	(5 536)	(12 180)

Decrease in interest-bearing liabilities	(2 045 563)	(2 463 964)

(Decrease)/increase in deposits	(11 652)	4 027

(Decrease)/increase in payables and other liabilities	(1 964)	8 022

Net cash used in operating activities	(1 907 075)	(2 079 467)

(b)	Reconciliation of liabilities arising from financing activities

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENTS	BALANCE
AS AT 30 JUNE 2026	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	150 208 606	27 927 008	(4 709 848)	2 644 816	(2 045 563)	174 025 019

Deposits	12 564 589	104 119	19	-	(11 652)	12 657 075

Contributed equity	-	160 000	-	-	(160 000)	-

Dividend paid	-	(50 000)	-	-	50 000	-

	162 773 195	28 141 127	(4 709 829)	2 644 816	(2 167 215)	186 682 094

	OPENING	CASH	FAIR VALUE	FOREIGN EXCHANGE	OTHER NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENTS	BALANCE
AS AT 30 JUNE 2025	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	128 317 684	20 023 664	4 161 776	169 446	(2 463 964)	150 208 606

Deposits	10 072 212	2 488 332	18	-	4 027	12 564 589

Dividend paid	-	(500 000)	-	-	500 000	-

	138 389 896	22 011 996	4 161 794	169 446	(1 959 937)	162 773 195

(1)	Includes derivatives.

50	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2026

14	Financial instruments at fair value through profit or loss

Summary of material accounting policy – classification and measurement

Financial instruments on initial recognition are classified into the following categories:

∎	financial assets at fair value through profit or loss, and
∎	financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts managed by QIC. These investments include cash, international equities and other diversified products, which are measured at market value based on a hard close unit price quoted by QIC (adjusted for fees outstanding on the account and net of any GST recoverable) for the end of the financial year.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of FRNs issued to the State in exchange for portfolios of assets. The FRNs were initially recognised at a value that equated to the fair value of the financial assets contributed by the State. The FRNs will terminate upon the greater of 50 years from the initial transaction date or the date that the FRNs are repaid in full. The market value of the FRNs is payable by QTC to the State. Interest on the FRNs is capitalised monthly. The FRN interest rate may be varied by the State under the terms of their corresponding agreements.

Recognising the direct relationship between the FRNs and the assets of SIO, financial liabilities at fair value through profit or loss are determined by reflecting the changes (including market value movements) in the value of the invested assets of the portfolio, as equivalent market value movements in the FRNs. That is, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised as a market value adjustment to the value of the FRNs, eliminating any accounting mismatch between the financial assets and liabilities in this segment.

2026
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	37 304 344	11 865 277	49 169 621

Deposits (3)	511 791	6 247 485	6 759 276

Withdrawals (4)	(8 754 011)	(1 400 000)	(10 154 011)

Fees paid	(217 886)	(87 343)	(305 229)

Net change in fair value of unit trusts	2 479 917	5 426 998	7 906 915

Closing balance	31 324 155	22 052 417	53 376 572

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2026, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawn from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

(4)	$1.4 billion was withdrawn from the DRF during 2025–26 financial year to pay down the Queensland Government’s debt administered by QTC.

2025
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	36 775 389	9 772 830	46 548 219

Deposits (3)	636 348	553 553	1 189 901

Withdrawals (3)	(4 655 904)	-	(4 655 904)

Fees paid	(221 342)	(66 128)	(287 470)

Net change in fair value of unit trusts	4 769 853	1 605 022	6 374 875

Closing balance	37 304 344	11 865 277	49 169 621

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2025, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawn from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	51

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2026

14	Financial instruments at fair value through profit or loss continued

2026
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset class:

Defensive assets

Cash	3 684 275	4 020 155	7 704 430

Fixed interest	1 042 092	324 395	1 366 487

Growth assets

Equities	11 339 560	3 279 870	14 619 430

Diversified alternatives	6 789 773	2 543 161	9 332 934

Unlisted assets

Infrastructure	1 878 663	4 747 612	6 626 275

Private equity	2 209 884	1 725 987	3 935 871

Real estate	4 452 615	5 443 130	9 895 745

Currency overlay	(72 707)	(31 893)	(104 600)

	31 324 155	22 052 417	53 376 572

2025
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset class:

Defensive assets

Cash	5 670 251	1 484 738	7 154 989

Fixed interest	1 139 315	332 473	1 471 788

Growth assets

Equities	8 173 553	3 644 249	11 817 802

Diversified alternatives	6 858 068	1 543 215	8 401 283

Unlisted assets

Infrastructure	4 766 132	1 505 875	6 272 007

Private equity	3 140 097	984 695	4 124 792

Real estate	7 199 181	2 337 110	9 536 291

Currency overlay	357 747	32 922	390 669

	37 304 344	11 865 277	49 169 621

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

52	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2026

14	Financial instruments at fair value through profit or loss continued

2026
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Fixed rate notes

Movement during the year

Opening balance	37 304 344	11 865 277	49 169 621

Increases(3)	511 791	6 247 485	6 759 276

Interest	2 092 970	837 660	2 930 630

Decreases(3)	(8 754 011)	(1 400 000)	(10 154 011)

Net change in fair value of the fixed rate note (4)	169 061	4 501 995	4 671 056

Closing balance	31 324 155	22 052 417	53 376 572

2025
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Fixed rate notes

Movement during the year

Opening balance	36 775 389	9 772 830	46 548 219

Increases(3)	636 348	553 553	1 189 901

Interest	2 284 992	680 698	2 965 690

Decreases(3)	(4 655 904)	-	(4 655 904)

Net change in fair value of the fixed rate note (4)	2 263 519	858 196	3 121 715

Closing balance	37 304 344	11 865 277	49 169 621

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawn from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

(4)

The positive net change in the fair value of the fixed rate notes for 2026 and 2025 reflects the higher returns achieved on the invested assets when compared to the interest paid by QTC on the FRN of 7%.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	53

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2026

15	Financial risk management

QTC also holds a portfolio of assets that was transferred to QTC by the State but is managed by QIC on behalf of SIAB. SIAB members include representatives from Queensland Treasury and four external members with experience in investment management and governance.

The assets of SIO are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to market risk, liquidity risk and credit risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However, as these investments are long-term in nature, market fluctuations are expected to even out over the term of the investment.

SIAB determines the investment objectives, risk profiles and strategy for the invested assets of the SIO segment within the framework provided by the State. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. The invested assets of the SIO segment are therefore distinct from QTC’s CMB and day-to-day Capital Markets Operations and are the responsibility of SIAB and its appointed investment manager (QIC).

QIC provides assistance to SIAB in discharging its responsibilities. As the State’s investment manager, QIC is responsible for implementing the investment strategy of each portfolio of invested assets of the SIO segment. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. SIAB oversees QIC’s implementation and monitors adherence to the targets, risk controls and limits under which QIC is approved to manage the invested assets of the SIO segment.

QIC has established risk management policies to identify and analyse risk, and to set risk limits and controls that comply with SIAB’s instructions. QIC’s risk control framework is confirmed in a GS007 report signed by the Auditor-General of Queensland.

The interest rate applicable on the FRN liabilities of QTC for both the LTA and the QFF portfolios is set at 7% per annum (2025: 7%) on the book value of the notes.

(a)	Market risk

The assets of SIO expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset values through these trusts. While the portfolios do not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through diversified portfolios of investments in unit trusts held with QIC in accordance with the investment strategies approved by SIAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement for each portfolio of assets. Under these agreements, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200 Index, the MSCI World ex Australia Equities Index, the Reserve Bank of Australia official cash rate, the US Federal Reserve official cash rate and real estate capitalisation rates.

The foreign currency exposure of SIO is managed at a whole of portfolio level rather than at an individual asset class level. For this reason, sensitivity to foreign exchange rate movements has been shown as a currency overlay on the whole portfolios.

Based on changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2026 CHANGE		2026 PROFIT/EQUITY		2025 CHANGE		2025 PROFIT/EQUITY

	Low	High	Decrease	Increase	Low	High	Decrease	Increase

	%	%	$000	$000	%	%	$000	$000

Cash and fixed interest (1)	-16%	16%	(1 460 417)	1 460 417	-16%	16%	(1 375 971)	1 375 971

Equities	-16%	16%	(2 353 728)	2 353 728	-16%	16%	(1 884 939)	1 884 939

Diversified alternatives (2)	-16%	16%	(1 502 602)	1 502 602	-16%	16%	(1 340 005)	1 340 005

Infrastructure	-16%	16%	(1 066 830)	1 066 830	-16%	16%	(1 000 385)	1 000 385

Private equities	-16%	16%	(633 675)	633 675	-16%	16%	(657 904)	657 904

Real estate	-16%	16%	(1 593 215)	1 593 215	-16%	16%	(1 521 039)	1 521 039

Currency overlay	-16%	16%	16 841	(16 841)	-16%	16%	(62 312)	62 312

			(8 593 626)	8 593 626			(7 842 555)	7 842 555

(1)	Cash and fixed interest include exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

(b)	Liquidity risk

No external cash flows are generated by QTC from SIO. Deposits and withdrawals from SIO result in a corresponding change to the value of the FRNs. Interest owing to Treasury on the FRNs is capitalised, as are returns and fees to the SIO. As such, daily movements in these cash flows do not expose QTC to liquidity risk.

(c)	Credit risk

QIC is responsible for implementing the investment strategy for SIO. The investment strategy targets a widely diversified portfolio of assets across a broad range of asset classes, helping to minimise credit risk.

54	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2026

16	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

	OBSERVABLE	UNOBSERVABLE
	INPUTS	INPUTS
	LEVEL 2	LEVEL 3	TOTAL
AS AT 30 JUNE 2026	$000	$000	$000

Cash and cash equivalents	7 704 430	-	7 704 430

Fixed interest	1 366 487	-	1 366 487

Equities	14 619 430	-	14 619 430

Diversified alternatives	-	9 332 934	9 332 934

Infrastructure	427 977	6 198 298	6 626 275

Private equities	-	3 935 871	3 935 871

Real estate	681 467	9 214 278	9 895 745

Currency overlay	(104 600)	-	(104 600)

Total financial assets	24 695 191	28 681 381	53 376 572

Financial liabilities

Fixed rate note - LTA	-	31 324 155	31 324 155

Fixed rate note - QFF	-	22 052 417	22 052 417

Total financial liabilities	-	53 376 572	53 376 572

There were no transfers between levels during the year ended 30 June 2026.

AS AT 30 JUNE 2025	OBSERVABLE INPUTS LEVEL 2 $000	UNOBSERVABLE INPUTS LEVEL 3 $000	TOTAL $000

Cash and cash equivalents	7 154 989	-	7 154 989

Fixed interest	1 471 788	-	1 471 788

Equities	11 817 802	-	11 817 802

Diversified alternatives	-	8 401 283	8 401 283

Infrastructure	393 080	5 878 927	6 272 007

Private equities	-	4 124 792	4 124 792

Real estate	631 334	8 904 957	9 536 291

Currency overlay	390 669	-	390 669

Total financial assets	21 859 662	27 309 959	49 169 621

Financial liabilities

Fixed rate note - LTA	-	37 304 344	37 304 344

Fixed rate note - QFF	-	11 865 277	11 865 277

Total financial liabilities	-	49 169 621	49 169 621

There were no transfers between levels during the year ended 30 June 2025.

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	55

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2026

16	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC based on the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2026. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS

Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding portfolio of assets in the SIO segment	The valuation is based on the fair values of the related assets which are derived using Level 3 inputs

(b)	Reconciliation of Level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values.

30 JUNE 2026	OPENING		UNREALISED			CLOSING
	BALANCE	DISTRIBUTIONS(1)	MARKET MOVEMENTS(1)	SETTLEMENTS(1)	TRANSFERS	BALANCE
ASSET CLASS	$000	$000	$000	$000	$000	$000

Diversified alternatives	8 401 283	(951 950)	726 151	1 157 449	-	9 332 934

Infrastructure	5 878 927	(100 968)	399 382	20 957	-	6 198 298

Private equities	4 124 792	(374 053)	882 750	(697 618)	-	3 935 871

Real estate	8 904 957	(191 595)	363 069	137 847	-	9 214 278

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

30 JUNE 2025	OPENING		UNREALISED			CLOSING
	BALANCE	DISTRIBUTIONS(1)	MARKET MOVEMENTS(1)	SETTLEMENTS(1)	TRANSFERS	BALANCE
ASSET CLASS	$000	$000	$000	$000	$000	$000

Diversified alternatives	8 099 689	(848 698)	114 752	1 035 540	-	8 401 283

Infrastructure	5 891 250	(807 216)	769 205	25 688	-	5 878 927

Private equities	3 957 221	(348 713)	464 331	51 953	-	4 124 792

Real estate	8 073 018	(105 713)	983 922	(46 270)	-	8 904 957

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

FRN movements are disclosed in note 14.

(c)	Level 3 – Sensitivity analysis

Note 15 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

56	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

17	Contingent liabilities

The following contingent liabilities existed at balance date:

∎	QTC has provided guarantees to the value of $3.1 billion (2025: $2.5 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

18	Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, shares common control with, or can exert significant influence over. This includes controlled entities of the State, being Queensland Treasury, government departments, statutory bodies (excluding universities) and Government owned corporations, and also includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)	Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 19.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 21.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

∎	loan balances with a book value of $131.7 billion (2025: $113.2 billion) and interest received $4.8 billion (2025: $3.8 billion)

∎	investment of cash surpluses $3.7 billion (2025: $5.3 billion) and interest paid $179.2 million (2025: $405.4 million)

∎	fees received of $109.9 million (2025: $95.0 million)

∎	other income of $3.6 million (2025: nil)

∎	dividends paid to the State Consolidated Fund $50 million (2025: $500 million)

∎	contributed equity of $160 million from the State Consolidated Fund (2025: nil)

QTC may from time to time indirectly hold a small amount of investments in QTC bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore, no adjustment has been made in the financial statements. QTC through SIO has paid $312.9 million (2025: $291.3 million) to QIC for management fees and $0.6 million (2025: $0.6 million) to Queensland Treasury for board secretariat services to SIAB.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

∎	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is generally reimbursed for the costs of the consultant by the government entity. Any funds received as reimbursement offset consultant costs in the financial statements. The amount of such costs reimbursed to QTC during the financial year totalled $0.1 million (2025: $3.8 million). In circumstances where QTC does not act as an agent and instead bears the risks and rewards associated with the engagement, any reimbursement received is recognised as income and is not offset against consultant costs, which are presented on a gross basis in the statement of comprehensive income. The total amount of such reimbursements during the financial year was $0.9 million (2025: Nil).

∎	QTC may enter into derivative transactions from time to time where instructed by its clients. These derivative arrangements have back-to-back contracts between QTC and the client and QTC and the market (refer note 8).

∎	QTC has a shareholding in QTH and its associated entities (QTH group). The QTH group holds deposits of $117.0 million (2025: $104.6 million) and loans of $94.3 million (2025: $96.2 million) with QTC, provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.3 million (2025: $0.3 million) for the provision of these services.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

∎	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $2.3 billion (2025: $3.4 billion).

∎	From time to time QTC holds foreign exchange balances in segregated accounts on behalf of its clients to facilitate foreign exchange transactions. QTC is not exposed to the risks and benefits of these balances as it does not own or control these accounts. The balances of the foreign exchange in these segregated accounts at year end was nil (2025: $1.0 million).

∎	QTC offers an ACCU custody service to its clients. QTC holds clients’ ACCUs in trust as a custodian with the clients retaining all rights to the benefits derived from the ACCUs. As at 30 June 2026, QTC held 73,832 ACCUs (2025: 107,286) on behalf of its clients. The value of these ACCUs was $2.8 million (2025: $3.9 million).

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	57

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

19	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Leadership Team (ELT).

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the Capital Markets Board (CMB) and the State Investment Advisory Board (SIAB). Both boards are appointed by the Governor in Council, pursuant to section 10(2) of the Act. The CMB has been delegated the governance role over QTC by the Under Treasurer.

(b)	Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration require consideration by Queensland Treasury and the Department of the Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 21 September 2023.

State Investment Advisory Board - Directors

When the Long Term Asset Advisory Board was renamed and reconstituted as SIAB on 4 July 2019, external Board members were appointed who were entitled to remuneration. Remuneration for the external Board members was set by Queensland Treasury in consultation with the Department of the Premier and Cabinet prior to approval by the Governor in Council.

Executives and employees

QTC employees (including the ELT) are employed on individual contracts and are appointed pursuant to the Act. As the majority of QTC’s employees are sourced from the financial services industry, the professional services industry and other comparable organisations, QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity), which are approved by the QTC Board annually. The fixed remuneration component is market-competitive and the variable remuneration component is linked to individual and corporate performance.

Remuneration governance

The People & Culture Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining ultimate responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data which captures remuneration data from organisations within the financial services industry, professional services industry and other relevant comparable organisations. Analysis and advice are obtained from external consultants to ensure that QTC continues to align roles to the market.

Total compensation

The total compensation fixed remuneration for QTC employees is reviewed each year and is considered against industry benchmarking data, where applicable. Total compensation levels were set around the market median position of a relevant sub-set of the peer group comparators. Role scope and complexity, knowledge, experience, skills and performance were considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives for employees

QTC’s variable remuneration framework provides an annual STI opportunity for eligible employees, aligned to individual and corporate performance for the financial year. This opportunity is designed to differentiate and reward performance. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the relevant market position and is approved at Board level each year. For the year ended 30 June 2026, STI payments will be made to eligible staff in September 2026.

Subject to meeting certain criteria, the STI of eligible employees may be deferred.

Variable remuneration – short term incentives for the Executive Leadership Team

Members of the ELT are eligible for an STI if their performance meets or exceeds corporate and individual key performance indicators. STIs are at risk, with additional premiums of up to 30% of the target paid for above expected performance.

STI payments are based on a percentage of individual total fixed remuneration with the STI ‘target’ range for permanent ELT members of between 40% and 60%. The total STI entitlement for the ELT includes the STI deferral between 25% and 40%, which is to be paid over 24 months comprising two deferral periods:

∎	50% of the deferred amount paid out at the conclusion of 12 months after the original STI was determined, and

∎	50% of the deferred amount paid out at the conclusion of 24 months after the original STI was determined.

Payment of the deferred STI will be subject to satisfying the criteria outlined in the Risk Gateway, which is defined in the QTC Remuneration Framework. At the end of each deferral period, a report prepared on the criteria in the Risk Gateway will be assessed by the Board to determine whether the deferred STI will vest.

QTC’s overall performance for 2025–26, documented in the annual performance assessment reviewed and approved by QTC’s Board, was assessed as exceeding the benchmark. This reflects the performance achieved across QTC’s whole-of-State, client, funding, and operational activities. This performance assessment led to individual STIs for the ELT of between 40% and 60% of fixed remuneration.

The STI deferral has been fully expensed in 2025–26 and recognised as a long-term employee benefit.

58	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

19	Key management personnel continued

(c)	Remuneration by category

CAPITAL MARKETS OPERATIONS	2026 $	2025 (RESTATED) $

Directors

Short-term employment benefits (1)	506 530	490 819

Post-employment benefits (4)	59 045	54 869

Total	565 575	545 688

Executive management

Short-term employment benefits (2)	4 562 473	3 424 015

Long-term employment benefits (3)	521 321	196 306

Post-employment benefits (4)	211 803	166 958

Special payments (5)	186 790	770 137

Termination benefits (6)	101 526	542 588

Total	5 583 913	5 100 004

STATE INVESTMENT OPERATIONS	2026 $	2025 $

Directors

Short-term employment benefits (1)	186 875	230 000

Post-employment benefits (4)	22 425	26 448

Total	209 300	256 448

(1)

Directors’ short-term benefits include Board member and committee fees, professional memberships and in relation to the Chair of the Capital Markets Board, it also includes the provision of a car park.

(2)	Executive management short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).

(3)	Long-term employment benefits relate to long service leave and deferred STI.

(4)	Post-employment benefits include superannuation contributions made by QTC.

(5)

QTC made ex-gratia payments to employees on cessation of their respective employment with QTC. The payments made were duly considered and authorised by the CMB in accordance with QTC’s Remuneration Framework and took account of the nature of the separation. Payments were within the delegations contained in section 14 of the Act.

(6)

Termination benefits relate to benefits provided as a result of the termination of employment and provided in addition to any entitlements under normal employment conditions. These include payments in lieu of notice in accordance with contractual provisions.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	59

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

19	Key management personnel continued

(c)	Remuneration by category continued

Capital markets operations

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL

	2026	2025	2026	2025	2026	2025
	$	$	$	$	$	$

Steve Johnston – Chair (1)	63 901	-	6 883	-	70 784	-

Damien Frawley – Chair (2)	74 688	142 601	8 098	14 928	82 786	157 529

Paul Williams (3)	-	-	-	-	-	-

Rosemary Vilgan	77 500	72 337	9 212	8 235	86 712	80 572

Dr Natalie Smith	71 612	64 954	8 593	7 470	80 205	72 424

Karina Kwan (4)	51 051	-	6 126	-	57 177	-

Berkeley Cox (4)	50 172	-	6 021	-	56 193	-

Tricia Ho-Hudson (5)	38 382	-	4 606	-	42 988	-

Karen Smith-Pomeroy (6)	31 985	69 036	3 838	7 939	35 823	76 975

John Wilson (6)	29 336	70 106	3 520	8 062	32 856	78 168

Neville Ide (7)	17 903	71 785	2 148	8 235	20 051	80 020

Total	506 530	490 819	59 045	54 869	565 575	545 688

(1)	Appointed 1 October 2025, Appointed to Chair position 1 January 2026.

(2)	Term ended 31 December 2025.

(3)	No remuneration is payable to the Queensland Treasury representative.

(4)	Appointed 1 November 2025.

(5)	Appointed 1 October 2025.

(6)	Term ended 30 November 2025.

(7)	Term ended 30 September 2025.

60	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

19	Key management personnel continued

(c)	Remuneration by category continued

Capital markets operations continued

(ii)	Executive Leadership Team

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

		SHORT-TERM		POST- EMPLOYMENT	LONG-TERM	SPECIAL	TERMINATION
		EMPLOYMENT BENEFITS		BENEFITS	BENEFITS	PAYMENTS	BENEFITS	TOTAL

30 JUNE 2026	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$		$	$

Chief Executive Officer (1)	827 761	219 724	18 919	29 984	150 478	-	-	1 246 866

Managing Director, Funding and Markets	534 173	294 125	17 605	29 897	101 979	-	-	977 779

Managing Director, QGCS (4)	305 336	100 163	12 068	19 548	33 388	-	-	470 503

Managing Director, Advisory (2)	441 491	164 243	17 605	29 897	100 791	-	-	754 027

Managing Director, Risk, and Chief Risk Officer (3)	417 184	140 450	18 919	29 897	48 848	-	-	655 298

Managing Director, Business Services and Chief Operating Officer (5)	282 451	93 244	14 613	21 850	34 582	-	-	446 740

Acting Managing Director, Business Services and Chief Operating Officer (6)	78 011	-	5 636	20 833	-	186 790	101 526	392 796

Managing Director, People and Culture and Chief People Officer	397 865	147 651	13 236	29 897	51 255	-	-	639 904

Total	3 284 272	1 159 600	118 601	211 803	521 321	186 790	101 526	5 583 913

(1)	Commenced 30 June 2025.

(2)	Appointed permanently from acting role 1 October 2025.

(3)	Commenced 30 June 2025.

(4)	Commenced 10 November 2025.

(5)	Commenced 2 October 2025.

(6)	Ceased 2 October 2025.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	61

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

19	Key management personnel continued

(c) Remuneration by category continued

Capital markets operations continued

(ii)	Executive Leadership Team continued

		SHORT-TERM		POST- EMPLOYMENT	LONG-TERM	SPECIAL	TERMINATION	TOTAL
		EMPLOYMENT BENEFITS		BENEFITS	BENEFITS	PAYMENTS	BENEFITS	(RESTATED)
(RESTATED)

	BASE (RESTATED)	SHORT-TERM INCENTIVE	NON- MONETARY

30 JUNE 2025 (RESTATED)	$	$	$	$	$		$	$

Chief Executive Officer (1)	531 094	-	13 680	19 504	-	480 828	415 571	1 460 677

Acting Chief Executive (2)	201 072	104 561	5 830	10 326	36 153	-	-	357 942

Managing Director, Funding and Markets (3)	345 949	197 505	11 444	19 504	68 288	-	-	642 690

Acting Managing Director, Funding and Markets (4)	134 833	62 895	4 754	10 326	3 653	-	-	216 461

Managing Director, Advisory (5)	176 880	75 425	9 569	13 768	26 950	-	-	302 592

Acting Managing Director, Advisory (6)	208 329	98 119	8 256	16 062	10 373	-	-	341 139

Managing Director, Risk, and Chief Risk Officer (7)	277 933	-	12 084	17 210	-	162 292	-	469 519

Acting Managing Director, Risk, and Chief Risk Officer (8)	155 900	52 987	7 287	12 620	4 485	-	-	233 279

Managing Director, Business Services and Chief Operating Officer (9)	137 010	-	4 135	15 514	-	127 017	127 017	410 693

Acting Managing Director, Business Services and Chief Operating Officer (10)	225 922	87 996	10 087	16 062	31 441	-	-	371 508

Chief People Officer (11)	210 401	44 890	7 188	16 062	14 963	-	-	293 504

Total	2 605 323	724 378	94 314	166 958	196 306	770 137	542 588	5 100 004

(1)	Ceased 19 February 2025.

(2)	Commenced 20 February 2025.

(3)	Ceased 19 February 2025.

(4)	Commenced 20 February 2025.

(5)	Ceased 17 December 2024.

(6)	Commenced 18 December 2024.

(7)	Ceased 24 January 2025.

(8)	Commenced 25 January 2025.

(9)	Ceased 30 September 2024.

(10)	Commenced 18 December 2024.

(11)	The position was introduced 18 December 2024.

62	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

19	Key management personnel continued

(c) Remuneration by category continued

Capital markets operations continued

(ii)	Executive Leadership Team continued

Details regarding the STI paid and deferred of the executive management personnel are as follows:

POSITION	STI CASH AMOUNT 2026	DEFERRED PERFORMANCE AMOUNT RELATING TO 2026	TOTAL PERFORMANCE RELATED INCENTIVES 2026	DEFERRED STI RELATING TO PRIOR YEAR PERFORMANCE VESTING IN 2026

	$	$	$	$

Chief Executive Officer	219 724	146 483	366 207	-

Managing Director, Funding and Markets	294 125	98 041	392 166	85 977

Managing Director, QGCS	100 163	33 388	133 551	-

Managing Director, Advisory	164 243	54 748	218 991	-

Managing Director, Risk, and Chief Risk Officer	140 450	46 817	187 267	-

Managing Director, Business Services and Chief Operating Officer	93 244	31 081	124 325	-

Managing Director, People and Culture and Chief People Officer	147 651	49 217	196 868	13 895

Total	1 159 600	459 775	1 619 375	99 872

The STI for all managing directors contained a deferred element in 2025-26.

POSITION	STI CASH AMOUNT 2025	DEFERRED PERFORMANCE AMOUNT RELATING TO 2025	TOTAL PERFORMANCE RELATED INCENTIVES 2025	DEFERRED STI RELATING TO PRIOR YEAR PERFORMANCE VESTING IN 2025

	$	$	$	$

Acting Chief Executive Officer	104 561	34 854	139 415	-

Managing Director, Funding and Markets	197 505	65 835	263 340	35 632

Acting Managing Director, Funding and Markets	62 895	-	62 895	-

Managing Director, Advisory	75 425	25 142	100 567	25 790

Acting Managing Director, Advisory	98 119	-	98 119	-

Acting Managing Director, Risk, and Chief Risk Officer	52 987	-	52 987	-

Acting Managing Director, Business Services and Chief Operating Officer	87 996	29 332	117 328	-

Chief People Officer	44 890	14 963	59 853	-

Total	724 378	170 126	894 504	61 422

The STI for some managing directors contained a deferred element in 2024-25.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	63

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

19	Key management personnel continued

(c) Remuneration by category continued

State Investment Operations

(iii)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT		TOTAL
	EMPLOYMENT BENEFITS		BENEFITS

	2026	2025	2026	2025	2026	2025
	$	$	$	$	$	$

Paul Williams - Chair (1)(2)	-	-	-	-	-	-

Matt Bonaventura (1)(3)	-	-	-	-	-	-

Dennis Molloy (1)(4)	-	-	-	-	-	-

William Ryan (1)(5)	-	-	-	-	-	-

Glenn Miller (1)(6)	-	-	-	-	-	-

Danielle Anna Lead (1)(7)	-	-	-	-	-	-

Philip Graham	57 500	57 500	6 900	6 612	64 400	64 112

Brendan O’Farrell	57 500	57 500	6 900	6 612	64 400	64 112

Wendy Tancred	57 500	57 500	6 900	6 612	64 400	64 112

Cate Wood (8)	14 375	57 500	1 725	6 612	16 100	64 112

Total	186 875	230 000	22 425	26 448	209 300	256 448

(1)	Queensland Treasury representative. No additional remuneration is paid for this appointment.

(2)	Appointed 1 October 2025.

(3)	Appointed 5 January 2026.

(4)	Term ended 26 August 2025.

(5)	Term ended 30 September 2025.

(6)	Appointed 29 August 2025, Term ended 2 January 2026.

(7)	Appointed 24 November 2025, Term ended 27 March 2026.

(8)	Term ended 30 September 2025.

(d)	Other transactions

QTC’s CMB members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole.

There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

64	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Notes to the Financial Statements

Other Information

For the year ended 30 June 2026

20	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2026 $	2025 $

AUDIT SERVICES

Audit of QTC financial statements	510 885	507 785

21	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for several subsidiaries and strategic investments held on behalf of the State of Queensland

Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trademarks

DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long-term lease arrangement

Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure, which it has leased under a 99 year lease arrangement

Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure, which it has leased under a 99 year lease arrangement

Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure, which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100% beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2(o) Judgments and assumptions).

22	Dividends

Each year the CMB determines the appropriate level of dividends to be paid to the State Consolidated Fund taking into consideration the financial situation of the Corporation. A dividend of $50 million was paid during the year (2025: $500 million).

23	Events subsequent to balance date

There are no matters or circumstances that have arisen since the end of the financial year that have significantly affected or may significantly affect either the Capital Markets Operations segment or the State Investment Operations segment of QTC, the results of these operations or the state of affairs of these segments in future years.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	65

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to section 62(1) of the Financial Accountability Act 2009 (the FA Act), section 39 of the Financial and Performance Management Standard 2019 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

In accordance with section 62(1)(b) of the FA Act we certify that in our opinion:

i	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

ii

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2026.

We acknowledge responsibility under section 7 and section 11 of the Financial and Performance Management Standard 2019 for the establishment and maintenance, in all material respects, of an appropriate and effective system of internal controls and risk management processes with respect to financial reporting throughout the reporting period.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

S JOHNSTON	S LING
Chairman	Chief Executive Officer

Brisbane
20 August 2026

66	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation (QTC)

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

The financial report comprises the balance sheet as at 30 June 2026, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including material accounting policy information, and the certificate of the Queensland Treasury Corporation.

In accordance with s. 40 of the Auditor-General Act 2009, for the year ended 30 June 2026:

a)	I received all the information and explanations I required.

b)	I consider that, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

c)	In my opinion, the financial report:

i.	gives a true and fair view of the entity’s financial position as at 30 June 2026, and its financial performance and cash flows for the year then ended

ii.	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards and International Financial Reporting Standards.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including independence standards) (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	67

Valuation, presentation and disclosure of financial assets at fair value through profit or loss for State Investment Operations (SIO) ($53.4 billion as at 30 June 2026)

Refer to notes 14, 15 and 16 in the financial report.

Key audit matter	How my audit addressed the key audit matter

Financial assets at fair value through profit or loss held by State Investment Operations (SIO) (which incorporates the Long Term Assets (LTA) and the Queensland Future Fund (QFF)) represent investments in unlisted unit trusts (‘the trusts’) managed by QIC Limited (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

The fair value of these underlying investments is based on the pre-distribution exit prices as at 30 June 2026 as advised by QIC to QTC on 10 August 2026.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2026. Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2026, or if an adjustment is required.

QIC continues to monitor and provides updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.	some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)
b.	SIO is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on SIO to liquidate the investments.

My procedures included, but were not limited to:

•	evaluating the audited assurance report on controls over investment management services to confirm that the controls at QIC are appropriately designed and implemented and operating effectively.

•	assessing the representation letter provided by QIC to QTC confirming the following processes were performed by QIC:

–	checks performed over pricing of the underlying assets at 30 June 2026 and

–	checks performed post balance date on prices for highly illiquid investments.

•	confirming the value of the investments reported at 30 June 2026 by:

–	agreeing the reported value in QIC’s confirmation to the financial statements

–

obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2026, we request management to recognise the change in the prices to reflect the correct valuation.

•	obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement.

•	evaluating the fair value hierarchy disclosure in note 16 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB13 Fair Value Measurement.

Other information

Those charged with governance are responsible for the other information.

The other information comprises the information included in the entity’s annual report for the year ended 30 June 2026, but does not include the financial report and our auditor’s report thereon.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

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In connection with my audit of the financial report, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

Responsibilities of the Board for the financial report

The Board is responsible for:

•	the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards, and such internal control as they determine is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error

•	the establishment and keeping of accounts in accordance with prescribed requirements

•	assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of my responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at:

www.auasb.gov.au/auditors_responsibilities/ar6.pdf

A further description of my responsibilities under the Auditor-General Act 2009 and Auditor-General Auditing Standards is located at the Queensland Audit Office website at:

www.qao.qld.gov.au/audit-program/audit-standards

These descriptions form part of my auditor’s report.

26 August 2026
Rachel Vagg	Queensland Audit Office
Auditor-General	Brisbane

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	69

APPENDICES
Appendix A –
Statutory and mandatory disclosures	71
Appendix B – Glossary	72
Appendix C – Compliance checklist	73
Appendix D – Contacts	74

70	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website in lieu of inclusion in its Annual Report. This appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters in 2025–26.

Information systems and record keeping

QTC complies with the Public Records Act 2023 and manages information, data and records as strategic assets that support operational effectiveness, accountability and regulatory compliance. No serious breaches of QTC’s information were identified during the reporting period.

During 2025–26, QTC continued to improve its information and records management maturity through the expansion of Records365 across Microsoft 365 services, implementation of updated information and records management policies and procedures, enhancement of records disposal governance, and delivery of the organisation-wide sensitivity labelling program.

QTC continues to assess and improve its information and records management maturity in accordance with the Queensland Government Records Governance Policy, with progress monitored through established governance forums including the Enterprise Risk Committee and the Information Governance Working Group.

Public Sector Ethics Act 1994

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) (the PSE Act) to report on action taken to comply with certain sections of the PSE Act.

QTC employees are required to comply with QTC’s Code of Conduct, which aligns with the ethics principles and values in the PSE Act, as well as the Australian Financial Markets Association’s (AFMA) Code of Conduct and market standards. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s People & Culture Group (see Appendix D - Contacts). Appropriate education and training about QTC’s Code of Conduct, expected standards of conduct and ethical issues has been provided to all new and existing QTC staff.

QTC’s corporate policies and procedures ensure that QTC acts ethically with regard to the conduct of its business activities and within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business, and acting with due care, diligence and skill. A tailored training session was delivered to the Funding and Markets Division on expected ethical conduct in line with the AFMA Code of Conduct.

QTC’s compliance policy requires that QTC and all employees comply with the letter and the spirit of all laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures. The Policy also requires staff to promptly report any potential or actual compliance breaches or issues. Safeguards for QTC staff who make a public interest disclosure or assist with an inquiry or investigation are set out in QTC’s Public Interest Disclosure Procedure.

Human Rights Act 2019

QTC’s strategic and operational plans are in line with the objectives of the Human Rights Act 2019 (the HR Act). The plans aim to ensure QTC is respecting, protecting and promoting human rights in decision-making and actions.

The HR Act requires QTC to consider human rights when performing functions of a public nature and only limit human rights after careful consideration. QTC’s internal policies and practices are aligned to the HR Act.

Remuneration: Board and Committee

For the year ending 30 June 2026, the remuneration and committee fees for members of the QTC Capital Markets Board (excluding superannuation contributions and non-monetary benefits) were as follows:

BOARD		COMMITTEE

Chairperson	$119,500	Chairperson	$6,658

Member	$59,800	Member	$5,152

The fees shown are the current annual fee rates approved by the Governor-in-Council and represent remuneration payable for a full year of service. Remuneration reported in the financial statements reflects the actual amounts recognised during the reporting period.

The total remuneration paid to the members of the QTC Capital Markets Board was $551,091 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) were $60,043.

For the year ending 30 June 2026, the remuneration and committee fees of the QTC State Investment Advisory Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

BOARD

Member	$57,500

The total remuneration paid to the members of the QTC State Investment Advisory Board was $209,300 and the total on-costs (including travel and accommodation for members) was $7,805.

Related entities

The related entities in Note 21 are not equity accounted in the financial report of QTC. These entities are consolidated into Queensland Treasury’s financial report.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	71

Appendix B – Glossary

ACCUs: Australian Carbon Credit Units.

Basis point: One hundredth of one per cent (0.01 per cent).

BBSW: Bank Bill Swap Rate.

Bond: A financial debt instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

MYFER: Mid-Year Fiscal and Economic Review.

CP (commercial paper): A short-term financial debt instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A financial debt instrument that pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal at the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government Owned Corporation.

Green bonds: QTC green bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with Rule 144A capability. Net proceeds from QTC green bonds are notionally allocated against eligible expenditures in accordance with QTC’s Sustainable Bond Framework. Eligible projects and assets are those funded, entirely or in part, by the Queensland Government, State-Government related entities and local governments that deliver environmental and/or social benefits associated with the State of Queensland. QTC’s Sustainable Bond Framework is aligned with the International Capital Market Association (ICMA) Principles. An independent third party provides assurance of QTC’s Framework, eligible expenditure and green bonds on issue.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between nine months and 30 years.

Public issuance: Refers to the wholesale offering of debt securities – such as bonds and MTNs – that are broadly marketed and made available to investors.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term financial debt instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

72	QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26

Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE

Letter of compliance	A letter of compliance from the accountable officer or statutory body to the relevant Minister	ARRs – section 7	Page 2

Accessibility	Table of contents	ARRs – section 9.1	Page 1
	Glossary	ARRs – section 9.1	Appendix B
	Public availability	ARRs – section 9.2	Page 1, Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

General information	Introductory information	ARRs – section 10	Pages 3-4, 8-9

Non-financial performance	Government’s objectives for the community	ARRs – section 11.1	Pages 3-7, 13-15, 19
	Agency objectives and performance indicators	ARRs – section 11.2	Pages 3-5, 13-15

Financial performance	Summary of financial performance	ARRs – section 12.1	Pages 5-11, Notes to financial pages 32-65

Governance – management and structure	Organisational structure	ARRs – section 13.1	Pages 20-23
	Executive management	ARRs – section 13.2	Page 24
	Public Sector Ethics	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A
	Human Rights	Human Rights Act 2019 ARRs – section 13.5	Appendix A

Governance – risk management and accountability	Risk management	ARRs – section 14.1	Pages 18, 24
	Audit committee	ARRs – section 14.2	Page 21
	Internal audit	ARRs – section 14.3	Pages 18, 24
	External scrutiny	ARRs – section 14.4	None
	Information systems and record keeping	ARRs – section 14.5	Page 16, Appendix A

Governance – human resources	Strategic workforce planning and performance	ARRs – section 15.1	Page 17

Open Data	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 31.1	Appendix A
	Overseas travel	ARRs – section 32.2	Appendix A
	Queensland Language Services Policy	ARRs – section 31.3	Appendix A

Financial statements	Certification of financial statements	FAA – section 62 FPMS – sections 38, 39 and 46 ARRs – section 17.1	Page 66
	Independent Auditor’s Report	FAA – section 62 FPMS – section 46 ARRs – section 17.2	Pages 67-69

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009.

FPMS: Financial and Performance Management Standard 2019.

ARRs: Annual Report Requirements for Queensland Government agencies.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2025–26	73

Appendix D – Contacts

Level 30, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN

1837-1264 online) are available on QTC’s website.

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600. If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Queensland Treasury Corporation (Reception)	+61 7 3842 4600

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

Information for institutional investors

Core to its key funding principles, QTC is committed to transparency with investors and financial market participants.

QTC’s website provides comprehensive information on its various funding instruments, indicative term debt borrowing requirement, daily bond outstandings and Fixed Income Distribution Group. The website also provides information about Australia and Queensland to help investors gain a better understanding of:

∎	the different levels of government in Australia

∎	the forms of fiscal support the Australian Government provides to the states and territories

∎	financial data and budget information, and

∎	economic and trade data.

Institutional investors can subscribe to QTC’s market announcements and QTC’s weekly AUD Bond Outstandings report via its website.

Bloomberg ticker: qtc

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QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT
2025–26

GPO Box 1096 Brisbane QLD Australia 4001
T: +61 7 3842 4600 E: enquiry@qtc.com.au
© Queensland Treasury Corporation 2026